EXHIBIT 10.1

SECOND AMENDED AND RESTATED

COMMERCIAL REVOLVING LOAN, TERM LOAN,

LINE OF CREDIT AND SECURITY AGREEMENT

between

MEMRY CORPORATION

and

WEBSTER BANK

January 30, 2004

i

EXHIBIT A	—	Form of Third Amended and Restated Revolving Loan Note

EXHIBIT B	—	Form of Acquisition Loan Note

EXHIBIT C	—	Form of Second Consolidated and Amended and Restated Term Loan Note

EXHIBIT D	—	Form of Amended and Restated Equipment Loan Note

EXHIBIT E	—	Form of First Stage Converted Equipment Loan Note

EXHIBIT F	—	Form of Second Stage Converted Equipment Loan Note

EXHIBIT G	—	Form of Third Stage Converted Equipment Loan Note

EXHIBIT H	—	Form of Fourth Stage Converted Equipment Loan Note

SCHEDULE 12.1(g)	—	Litigation

SCHEDULE 12.1(k)	—	Adverse Developments

SCHEDULE 12.1(l)	—	Title to Assets

SCHEDULE 12.1(n)	—	Compliance

SCHEDULE 12.1(p)	—	Pension Plans

SCHEDULE 12.1(q)	—	Deferred Compensation Arrangements

SCHEDULE 12.1(r)	—	Chief Executive Office

SCHEDULE 12.1(s)	—	Places of Business

SCHEDULE 12.1(x)	—	Collateral

SCHEDULE 12.1(y)	—	Tradenames

SCHEDULE 12.1(aa)	—	Parent or Subsidiary Corporations

SCHEDULE 14.14	—	Place of Business; Location of Collateral

SCHEDULE 14.21	—	Indebtedness

SCHEDULE 14.24	—	Loans, Advances, Investments

SCHEDULE 14.26	—	Sale and Lease of Assets

SCHEDULE 15.1	—	Tangible Assets

v

SECOND AMENDED AND RESTATED COMMERCIAL REVOLVING

LOAN, TERM LOAN, LINE OF CREDIT AND SECURITY AGREEMENT

This Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement dated as of January 30, 2004 between MEMRY CORPORATION, a Delaware corporation with its chief executive office and principal place of business at 3 Berkshire Blvd., Bethel, Connecticut 06801 (“Borrower”) and WEBSTER BANK, a banking institution with an office at 185 Asylum Street, City Place II, 5th Floor, HFD 605, Hartford, Connecticut 06103-3494 (“Lender”).

PREAMBLE

WHEREAS, Borrower is currently indebted to Lender by virtue of various loans made by Lender to Borrower (collectively, the “Existing Loans”) consisting of: (i) a revolving loan in the maximum aggregate principal amount of up to $5,000,000 (the “Existing Revolving Loan”) made pursuant to the terms and conditions of, and as evidenced by (a) an Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement dated December 27, 2001, as amended from time to time (the “Existing Loan Agreement”), and (b) a Second Amended and Restated Revolving Loan Note dated December 27, 2001 in said amount (the “Existing Revolving Loan Note”); (ii) a term loan in the original principal amount of $2,000,000 (the “First Term Loan”), as evidenced by, in addition to the Existing Loan Agreement, a Consolidated and Amended and Restated Term Loan Note dated December 27, 2001 in said amount (the “First Term Loan Note”); (iii) an equipment loan in the principal amount of $1,000,000 (the “Equipment Line of Credit Loan”), as evidenced by, in addition to the Existing Loan Agreement, an Equipment Loan Note dated January 1, 2002 in said amount (the “Equipment Line of Credit Loan Note”); and (iv) a term loan in the original principal amount of $250,000 (the “Subsequent Term Loan”), as evidenced by, in addition to the Existing Loan Agreement, an Subsequent Converted Equipment Loan Note dated December 31, 2002 in said amount (the “Subsequent Term Loan Note”); and

WHEREAS, all indebtedness of Borrower arising under the Existing Loans is secured by a blanket, first priority lien security interest in the Collateral (as defined below); and

WHEREAS, Borrower has requested Lender to: (a) consolidate the First Term Loan, the Equipment Line of Credit Loan and the Subsequent Term Loan

(collectively, the “Existing Term Loans”) into one term loan in the principal amount of the Existing Term Loans outstanding on the date hereof plus $28,225.20 ($1,574,000); (b) extend the termination date of the Revolving Loan to January 30, 2009; (c) extend to Borrower a line of credit/term loan facility in the principal amount of up to $1,000,000; (d) extend to Borrower an acquisition facility in the principal amount of up to $2,000,000; and (e) amend certain other terms and conditions of the Existing Loans; and

WHEREAS, Lender and Borrower desire to amend and restate the Existing Loan Agreement in order to memorialize their understandings and agreements with respect to the foregoing, and further desire to confirm that the terms of this Agreement shall supersede the Existing Loan Agreement and control and govern the Loans (as defined below), and that the Existing Loan Agreement shall have no further force or effect except to the extent necessary to preserve and maintain Lender’s previously filed and fully perfected first priority lien security interest in the Collateral.

NOW, THEREFORE, for the mutual considerations contained in this Agreement, Borrower and Lender agree as follows:

ARTICLE I. Definitions

Section 1.1. Accounting Terms; Etc. Unless otherwise defined, all accounting terms shall be construed, and all computations or classifications of assets and liabilities and of income and expenses shall be made or determined in accordance with generally accepted accounting principles consistently applied. As used herein, or in the Financing Agreements or in any certificate, document or report delivered pursuant to this Agreement or any other Financing Agreement, the following terms shall have the following meanings:

“Account” and “Accounts” shall have the meanings assigned in Section 15.1(a) hereof.

“Account Debtor” and “Account Debtors” shall mean the person or entity or persons or entities obligated to Borrower upon the Accounts.

“Acquisition Loan” shall have the meaning assigned in Section 3.1 hereof.

“Acquisition Loan Maturity Date” shall mean the three year anniversary of the Drawdown Date of the Acquisition Loan.

“Acquisition Loan Term” shall have the meaning assigned in Section 20.1(h) hereof.

“Additional Costs” shall have the meaning assigned in Section 11.1 hereof.

“Adjustment Date” shall mean the first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to §14.1(d).

“Agreement” shall mean this Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement as the same may from time to time be amended, supplemented or otherwise modified.

“Applicable Margin” shall mean for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the Applicable Margin set forth below with respect to the Fixed Charge Coverage Ratio, as determined for the Reference Period of the Borrower and its Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Fixed Charge Coverage Ratio	Revolving Loans	Term Loan, Equipment Loans and Converted Equipment Loans	Acquisition Loan
I	Greater than or equal to 4.00:1.00	1.50%	1.75%	2.25%
II	Less than 4.00:1.00 but greater than or equal to 3.00:1.00	1.75%	2.00%	2.50%
III	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	2.00%	2.25%	2.75%
IV	Less than 2.50:1.00	2.25%	2.50%	3.00%

Notwithstanding the foregoing (a) for the Loans outstanding during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the Closing Date, the Applicable Margin shall be the Applicable Margin set forth in Level II above, and (b) if the Borrower fails to deliver any Compliance Certificate pursuant to Section 14.1(d) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

“Arrangement” shall have the meaning assigned in Section 12.1(q) hereof.

“Business Day” shall mean any day other than a day on which commercial banks in Hartford, Connecticut are required or permitted by law to close.

“Capital Assets” shall mean fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item payment for which is customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

“Capital Expenditures” shall mean amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with (i) the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by the Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

“Capital Leases” shall mean capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Leases” shall mean Capital Leases which are required by GAAP to be capitalized on the Borrower’s balance sheet.

“Change of Control” shall mean individuals who are directors of the Borrower on the Closing Date shall cease to constitute a majority of the board of directors of the Borrower.

“CII Agreement” shall mean that certain Convertible Subordinated Debenture Purchase Agreement dated as of December 22, 1994, as amended, by and between the Borrower and Connecticut Innovations, Incorporated.

“Closing Date” shall mean January 30, 2004.

“Collateral” shall mean the property of Borrower described in Section 15.1 hereof.

“Company” and “Companies” shall mean Borrower and any entities affiliated with Borrower in connection with any Plan.

“Compliance Certificate” shall have the meaning assigned in Section 13.2(b) hereof.

“Consolidated Cash Flow” means, in respect of any period, the result of (a) EBITDA for such period minus (b) the amount of all unfunded Capital Expenditures determined in accordance with GAAP.

“Conversion Request” shall mean a notice given by the Borrower for the Lender of the Borrower’s election to convert or continue a Loan in accordance with Section 10.1(g).

“Consolidated Net Income” shall mean with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Converted Equipment Loan” shall mean a First Stage Converted Equipment Loan, a Second Stage Converted Equipment Loan, a Third Stage Converted Equipment Loan or a Fourth Stage Converted Equipment Loan and “Converted Equipment Loans” shall mean the First Stage Converted Equipment Loan, the Second Converted Equipment Loan, the Third Stage Converted Equipment Loan or the Fourth Stage Converted Equipment Loan.

“Converted Equipment Loan Notes” shall mean the First Stage Converted Equipment Loan Note, the Second Stage Converted Equipment Loan Note, the Third Stage Converted Equipment Loan Note and the Fourth Stage Converted Equipment Loan Note.

“Cost of Funds Margin” shall mean a margin determined by the Lender in its sole discretion.

“Cost of Funds Rate” shall mean the fixed rate of interest determined and quoted by the Lender, in its sole discretion, as its cost of funds rate for loans having a maturity approximately equal to the maturity of the Cost of Funds Rate Loan.

“Cost of Funds Rate Loan” shall mean the Term Loan, a Converted Equipment Loan or an Acquisition Loan in the event the Borrower elects an interest rate applicable thereto based upon the Cost of Funds Rate.

“Cost of Funds Rate Prepayment Premium” shall mean the greater of

(i) one percent (1%) of the principal amount prepaid; or

(ii) an amount equal to the present value of a series of hypothetical monthly payments, each such payment in the amount of:

(A) the principal amount of such prepayment; multiplied by

(B) the amount, if any, by which (1) the effective annual yield on such Loan, based upon the interest rate applicable to such Loan at the time of prepayment, exceeds (2) the effective annual yield of a United States Treasury obligation having a maturity date closest to the scheduled maturity date for such Loan; divided by

(C) twelve (12).

“Current Maturity of Long-Term Debt” shall mean the current maturity of long term Indebtedness paid or payable during the applicable period, including but not limited to, amounts required to be paid or payable during such period under Capital Leases.

“Defaulting Event” shall mean the occurrence of an Event of Default or the occurrence of any condition or event which but for the giving of notice or passage of time or both would constitute an Event of Default.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Drawdown Date” shall mean the date on which any Revolving Loan, Term Loan, Equipment Loan or Acquisition Loan is made or is to be made.

“EBITDA” shall mean, for the applicable period, Borrower’s earnings before Interest, taxes, depreciation and amortization for such period, all as determined in accordance with GAAP.

“Eligible Accounts” shall mean those Accounts of Borrower which arise from the sale of inventory or rendition of services in the ordinary course of Borrower’s business, are subject to Lender’s perfected, first lien security interest and no other lien or security interest, and are evidenced by an invoice or other documentary evidence satisfactory to Lender. Further, no Account shall be an Eligible Account if:

(iii) it arises out of a sale made by Borrower to any affiliate, division, subsidiary or parent of Borrower or to any person or entity controlled by or under common control with an affiliate, division, subsidiary or parent of Borrower;

(iv) it is due or unpaid more than seventy (70) days after its original invoice date;

(v) the account debtor is also Borrower’s creditor or supplier, has disputed liability or made any claim with respect to any other account due from such account debtor to Borrower, or the account is otherwise subject to any defense, counterclaim or offset of or by the account debtor;

(vi) the account debtor is located outside the United States (unless such account is supported by a letter of credit or credit insurance acceptable in form, scope and substance to Lender in Lender’s sole discretion);

(vii) the account debtor is located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax law must file a “Business Activity Report” (or other applicable report) or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided that Accounts which would be Eligible Accounts but for the terms of this clause (vii) shall nonetheless be deemed to be Eligible Accounts if the Borrower that owns such Account has filed a “Business Activity Report” (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Account was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current “Business Activity Report” (or other applicable report);

(viii) the sale giving rise to the account is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or other repurchase or return basis, or is evidenced by a Note or chattel paper;

(ix) Borrower has made an agreement with the account debtor for any deduction from the invoice representing said account except for discounts or allowances made in the ordinary course of Borrower’s business for prompt payment, which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(x) fifty percent (50%) or more of the aggregate invoices for an account debtor are due or unpaid for more than seventy (70) days after their original invoice date;

(xi) it arises out of a sale made by the Borrower to an account debtor that is the United States Government or any agency or subdivision thereof (collectively the “Government”), unless Borrower has complied in all respects with the Federal Assignment of Claims Act of 1940, or has otherwise satisfied Lender as to the assignability and collectability of said accounts, provided, however, that up to $50,000 of Accounts outstanding at any one time and arising out of sales by the Borrower to the Government shall not be rendered ineligible solely because the Borrower has not complied as aforesaid; or

(xii) the Lender in its sole but reasonable discretion deems the Account to be unacceptable for any reason.

If there is any dispute as to whether any Account is an Eligible Account, the determination of Lender shall at all times control.

“Eligible Equipment” shall mean new equipment to be purchased by the Borrower for its business.

“Eligible Inventory” shall mean Borrower’s inventory of raw materials, work-in-process and finished goods located at the Premises to the extent Lender, in its sole but reasonable discretion, determines that such inventory is eligible for advance. In addition and without limiting Lender’s discretion, Eligible Inventory shall be net of reserves and returns, valued at the lower of cost or market (as determined in accordance with the FIFO method of accounting), and subject to Lender’s perfected first security interest and to no other lien or security interest. Further and without limiting Lender’s discretion, no inventory shall be eligible if it is:

(xiii) deemed by Lender as slow moving or obsolete;

(xiv) not otherwise in good condition and salable through normal trade channels; or

(xv) not salable in the ordinary course of Borrower’s business.

“Environmental Laws” shall mean any and all applicable foreign, federal, state and local statutes, laws, regulations, rules, ordinances, orders, guidances, policies or common law (whether now existing or hereafter enacted or promulgated) pertaining to the environment, of any and all federal, state or local governments and governmental and quasi-governmental agencies, bureaus, subdivisions, commissions or departments which may now or hereafter have jurisdiction over Borrower and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

Without limiting the generality of the foregoing, the term “Environmental Laws” shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time: Federal Occupational Safety and Health Act (“OSHA”); the Clean Air Act (“CAA”); the Toxic Substances Control Act (“TSCA”); the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Clean Water Act (“CWA”); the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 (“RCRA”); the Hazardous Materials Transportation Act; and all applicable Environmental Laws of each state and municipality in which Borrower conducts business or locates assets and all rules and regulations thereunder and amendments thereto, and all similar state and local laws, rules and regulations.

“Equipment Loan” shall mean a First Stage Equipment Loan, a Second Stage Equipment Loan, a Third Stage Equipment Loan, a Fourth Stage Equipment Loan or a Fifth Stage Equipment Loan and “Equipment Loans” shall mean the First Stage Equipment Loans, the Second Stage Equipment

Loans, the Third Stage Equipment Loans, the Fourth Stage Equipment Loans and the Fifth Stage Equipment Loans.

“Equipment Loan Conversion Dates” shall mean the First Stage Equipment Loan Conversion Date, the Second Stage Equipment Loan Conversion Date, the Third Stage Equipment Loan Conversion Date and the Fourth Stage Equipment Loan Conversion Date.

“Equipment Loan Account” shall have the meaning assigned in Section 5.2 hereof.

“Equipment Loan Borrowing Base” shall mean an amount equal to the lesser of: (i) One Million Dollars ($1,000,000); or (ii) eighty percent (80%) of the face amount of net invoices for Eligible Equipment. For purposes of this calculation, costs of installation, maintenance and other “soft-costs” shall not be included in such determination.

“Equipment Loan Note” shall have the meaning assigned in Section 5.2 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

“Eurocurrency Reserve Rate” shall mean for any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

“Eurodollar Daily Rate” shall mean the variable rate of interest equal to the rate announced by the Lender from day to day as its overnight Eurodollar Rate based upon the London Interbank Offered Rate for the offering by the Lender to prime commercial banks in the inter-bank Eurodollar Market of dollar deposits in an amount approximately equal to the principal balance of any Loan to bear interest at such rate.

“Eurodollar Daily Rate Loans” shall mean any loans bearing interest calculated by reference to the Eurodollar Daily Rate.

“Eurodollar Rate” shall mean, for any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to the rate at which the Lender is offered Dollar deposits two Eurodollar Rate Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency exchange operations of the Lender are customarily conducted, for delivery on the first day of such Interest Period for the number of days compromised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of the Lender to which such Interest Period applies, divided by a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

In the event that at any time (i) Lender shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate or (ii) any present or future law, regulation, treaty or directive or any interpretation or application thereof shall make it unlawful for Lender to make or maintain the Eurodollar Rate, or (iii) Eurodollar deposits in the relevant amount and for the relevant maturity are not available to the Lender in the interbank Eurodollar market, with respect to the Loan, Bank shall give notice of such circumstances to Borrower. Upon the giving of such notice described in the preceding sentence, the commitment of Lender to continue the Loan such that they are based on the Eurodollar Rate shall forthwith be suspended and the interest rate on the Loan shall be converted to an interest rate per annum equal to the Prime Rate plus 25 basis points (.25%), such conversion to be effective immediately.

“Eurodollar Rate Business Day” shall mean any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Lender in its sole discretion acting in good faith.

“Eurodollar Rate Loans” shall mean any loans bearing interest calculated by reference to the Eurodollar Rate.

“Event of Default” and “Events of Default” shall have the meanings assigned in Section 16.1 hereof.

“Excess Availability” means, as of any date of determination, the difference between (a) the sum of (i) the amount permitted to be outstanding pursuant to clause (ii) of the definition of “Revolving Loan Borrowing Base”, plus (ii) the aggregate amount of cash on deposit at Lender which is subject to a first priority, perfected security interest granted to the Lender as collateral security for the Obligations pursuant to security documents in form and substance satisfactory to the Lender, each of which documents shall be Financing Agreements hereunder, and (b) the then aggregate outstanding principal amount of the Revolving Loan.

“Existing Financing Agreements” shall mean the Existing Loan Agreement, the Existing Revolving Loan Note, the Existing Term Loan Notes, any and all other instruments, documents and agreements executed and/or delivered in connection with any of the Existing Loans or related thereto, and all amendments, supplements or modifications to any of the foregoing.

“Existing Loan Agreement” shall have the meaning assigned in the Preamble to this Agreement.

“Existing Loans” shall have the meaning assigned in the Preamble to this Agreement.

“Existing Revolving Loan” shall have the meaning assigned in the Preamble to this Agreement.

“Existing Revolving Loan Note” shall have the meaning assigned in the Preamble to this Agreement.

“Existing Second Term Loan” shall have the meaning assigned in the Preamble to this Agreement.

“Existing Second Term Loan Note” shall have the meaning assigned in the Preamble to this Agreement.

“Existing Term Loan” shall have the meaning assigned in the Preamble to this Agreement.

“Existing Term Loan Notes” shall mean the Existing First Term Loan Note, the Existing Second Term Loan Note, the Existing Third Term Loan Note and the Existing Fourth Term Loan Note.

“Existing Third Term Loan” shall have the meaning assigned in the Preamble to this Agreement.

“Existing Third Term Loan Note” shall have the meaning assigned in the Preamble to this Agreement.

“Fifth Stage Equipment Loan” and “Fifth Stage Equipment Loans” shall have the meanings assigned in Section 9.1 hereof.

“Fifth Stage Equipment Loan Maturity Date” shall mean January 30, 2009.

“Financing Agreement” or “Financing Agreements” shall mean this Agreement, the Notes, the Patent Security Agreement, the Trademark Security Agreement, the Existing Financing Agreements (to the extent not otherwise superseded and replaced by another Financing Agreement) and any and all other instruments, agreements and documents executed in connection herewith or therewith (including, but not limited to those agreements required to be delivered in connection with the consummation of a Qualifying Acquisition) or related hereto or thereto, together with any amendments, supplements or modifications hereto or thereto.

“First Stage Converted Equipment Loan” shall have the meaning assigned in Section 5.5 hereof.

“First Stage Converted Equipment Loan Maturity Date” shall mean January 30 , 2009.

“First Stage Converted Equipment Loan Note” shall have the meaning assigned in Section 5.5 hereof.

“First Stage Equipment Loan” and “First Stage Equipment Loans” shall have the meanings assigned in Section 5.1 hereof.

“First Stage Equipment Loan Conversion Date” shall mean January 30, 2005.

“Fixed Assets” shall mean equipment and other assets of Borrower which, by generally accepted accounting principles, must be treated as fixed assets in financial statements of Borrower.

“Fixed Charges” shall mean, with respect to any period, the sum of (a) Interest paid or payable in cash, (b) regularly scheduled principal payments paid or payable in respect of long term Indebtedness and under Capital Leases, (c) income tax expense paid or payable in cash and (d) all distributions or dividends paid by Borrower to any Person.

“Fixed Charge Coverage Ratio” shall mean, at any time, the ratio of (a) Consolidated Cash Flow for the period of four consecutive fiscal quarters ending on, or most recently ended prior to such time to (b) Fixed Charges for such period.

“Foreign Subsidiary” shall mean a Subsidiary of the Borrower that is not organized under the laws of any state of the United States of America or the District of Columbia.

“Fourth Stage Converted Equipment Loan” shall have the meaning assigned in Section 8.5 hereof.

“Fourth Stage Converted Equipment Loan Maturity Date” shall mean January 30, 2012.

“Fourth Stage Converted Equipment Loan Note” shall have the meaning assigned in Section 8.5 hereof.

“Fourth Stage Equipment Loan Conversion Date” shall mean January 30, 2008.

“Fourth Stage Equipment Loan” and “First Stage Equipment Loans” shall have the meanings assigned to them in Section 8.1 hereof.

“Fourth Stage Equipment Loan Maturity Date” shall have the meaning assigned to it in Section 8.5.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Government” shall have the meaning assigned in clause (xi) of the definition of Eligible Accounts.

“Hazardous Material” shall mean any chemical, compound, material, mixture or substance: (i) the presence of which requires or may hereafter require notification, investigation, monitoring or remediation under any Environmental Law; (ii) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “toxic substance” or “pollutant” or contaminant” under any present or future applicable federal, state or local law or under the rules and regulations adopted or promulgated pursuant thereto, including, without limitation, the Environmental Laws; (iii) which is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over Borrower; (iv) which contains without limitation, gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls (“PCBs”); or (v) any other chemical, material or substance, exposure to, or disposal of, which is now or hereafter prohibited, limited or regulated by any federal, state or local governmental body, instrumentality or agency.

“Hedging Agreements” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement or other similar agreement or arrangement to which the Borrower or any of its Subsidiaries and the Lender is a party, designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates, exchange rates or forward rates.

“Indebtedness” shall mean all obligations that in accordance with GAAP should be classified as liabilities upon Borrower’s balance sheet or to which reference should be made by footnotes thereto.

“Indemnifiable Liability” shall have the same meaning assigned in Section 21.1(a) hereof.

“Indemnitees” shall have the same meaning assigned in Section 21.1(a) hereof.

“Intangible Assets” shall mean assets that in accordance with GAAP are properly classifiable as intangible assets, including but not limited to, goodwill, franchises, licenses, patents, trademarks, tradenames and copyrights.

“Interest” means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company, and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Debt of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Interest Period” shall mean with respect to each Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of a 1, 2, 3 or 6 month period, as selected by the Borrower in a Notice of Revolving Loan Borrowing, a Notice of Acquisition Loan Borrowing or a Notice of Equipment Loan Borrowing, as the case may be, or as otherwise required by the terms of this Agreement for any Eurodollar Rate Loan; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Notice of Revolving Loan Borrowing, a Notice of Acquisition Loan Borrowing or a Notice of Equipment Loan Borrowing as the case may be; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Rate Business Day,

that Interest Period shall be extended to the next succeeding Eurodollar Rate Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Rate Business Day;

(B) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Rate Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Rate Business Day of a calendar month; and

(C) any Interest Period that would otherwise extend beyond the Revolving Loan Maturity Date (if comprising a Revolving Loan), the Term Loan Maturity Date (if comprising the Term Loan or a portion thereof), the First Stage Converted Equipment Loan Maturity Date, the Second Stage Converted Equipment Loan Maturity Date, the Third Stage Converted Equipment Loan Maturity Date, the Fourth Stage Converted Equipment Loan Maturity Date, the Fifth Stage Equipment Loan Maturity Date or the Acquisition Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date or the Term Loan Maturity Date, the First Stage Converted Equipment Loan Maturity Date, the Second Stage Converted Equipment Loan Maturity Date, the Third Stage Converted Equipment Loan Maturity Date, the Fourth Stage Converted Equipment Loan Maturity Date, the Fifth Stage Equipment Loan Maturity Date or the Acquisition Loan Maturity Date, as the case may be.

“Inventory” shall have the meaning assigned in Section 15.1(d) hereof.

“Loan” means a Revolving Loan, the Term Loan, an Equipment Loan, a Converted Equipment Loan or an Acquisition Loan, and “Loans” means the Revolving Loans, the Term Loan, the Equipment Loans, the Converted Equipment Loans and the Acquisition Loan.

“Lockbox Agreement” shall have the meaning assigned in Section 17.1 hereof.

“Material Adverse Effect” means with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Borrower, individually or the Borrower and its Subsidiaries, taken as a whole;

(b) a material adverse effect on the ability of the Borrower or any of its Subsidiaries, individually and taken as a whole, to perform any of their respective Obligations under any of the Financing Agreements to which it is a party; or

(c) a material impairment of the validity, binding effect or enforceability of this Agreement or any of the other Financing Agreements, a material impairment of the rights, remedies or benefits available to the Lender under any Financing Agreement or a material impairment of the attachment, perfection or priority of any lien of the Lender under the Financing Agreements.

In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

“Note” means the Revolving Loan Note, the Term Loan Note, the Equipment Loan Note, the First Stage Converted Equipment Loan Note, the Second Stage Converted Equipment Loan Note, the Third Stage Converted Equipment Loan Note, the Fourth Stage Converted Equipment Loan Note or the Acquisition Loan Note, and “Notes” means the Revolving Loan Note, the Term Loan Note, the Equipment Loan Note, the First Stage Converted Equipment Loan Note, the Second Stage Converted Equipment Loan Note, the Third Stage Converted Equipment Loan Note, the Fourth Stage Converted Equipment Loan Note or the Acquisition Loan Notes.

“Notice of Acquisition Loan Borrowing” shall have the meaning assigned in Section 3.2 hereof.

“Notice of Revolving Loan Borrowing” shall have the meaning assigned in Section 2.2 hereof.

“Notice of Equipment Loan Borrowing” shall have the meaning assigned in Section 5.2 hereof.

“Obligation” and “Obligations” mean and include all loans advances, interest, indebtedness, liabilities, obligations, fees, charges, expenses, guaranties, covenants and duties at any time owing by Borrower to Lender of every kind and description, whether or not evidenced by any note or other instrument, whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, but not limited to, the Loans, and all other indebtedness, liabilities and obligations of Borrower arising under this Agreement and the other Financing Agreements, Hedging Agreements or otherwise, and all reasonable costs, expenses, fees, charges incurred by Lender hereunder or otherwise with respect to Borrower, including, without limitation, reasonable fees and expenses of attorneys, paralegals and other professionals incurred in connection with any of the foregoing, or in any way connected with, involving or relating to the preservation, enforcement, protection or defense of, or realization under this Agreement, any of the other Financing Agreements, any related agreement, document or instrument, the Collateral and the rights and remedies hereunder or thereunder, including without limitation, all reasonable costs, expenses and fees incurred in inspecting or surveying mortgaged real estate, if any, or conducting Environmental studies or tests, and all reasonable costs, expenses and fees incurred in connection with any “workout” or default resolution negotiations involving legal counsel or other professionals and further in connection with any modification, renegotiation or restructuring of the indebtedness evidenced by this Agreement and/or any of the other Financing Agreements and/or Obligations.

“Patent Security Agreement” shall mean that certain Patent Collateral Assignment and Security Agreement dated as of June 30, 1998 between the Borrower and the Lender, as the same may be amended, restated, or supplemented from time to time.

“Person” shall mean any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

“Plan” means any employee benefit plan or other plan maintained by Borrower or any entity affiliated with Borrower for employees covered by Title I of ERISA.

“Premises” shall mean the real property located at 3 Berkshire Blvd., Bethel, Connecticut, 4065 Campbell Avenue, San Mateo County, Menlo Park, California and 4020 Campbell Avenue, San Mateo County, Menlo Park, California.

“Prime Rate” shall mean the Prime Rate as published from time to time in the “Money Rates” section of The Wall Street Journal or any successor publication, or in the event that such rate is no longer published in The Wall Street Journal, a comparable index or reference selected by Lender. The Prime Rate need not and may not necessarily be the lowest or most favorable rate.

“Prime Rate Loan” shall mean any Loan which the Borrower has selected an interest rate based upon the Prime Rate.

“Pro Forma Basis” shall mean (a) in connection with any proposed Qualifying Acquisition, the calculation of the financial covenants set forth in Sections 14.31 and 14.32 hereof by Borrower and its Subsidiaries (including the Person or assets to be acquired) with reference to the audited historical financial results of such Person, if available, and if not so available, then with reference to such management certified financial results of such Person as shall be reasonably acceptable to Lender (or, if an acquisition of assets, the financial results attributable to such assets) and Borrower and its Subsidiaries for the applicable fiscal period ending immediately prior to the date of such acquisition, after giving effect on a pro forma basis to such Qualifying Acquisition in the manner described below; and (b) after the consummation of a Qualifying Acquisition, as at the end of each of the three fiscal quarters of the Borrower immediately following such Qualifying Acquisition, the calculation of compliance with the financial covenant set forth in Sections 14.31 and 14.32 hereof by Borrower and its Subsidiaries (including the Person or assets(s) to be acquired) with reference to (i.e. including, as applicable) the audited historical financial results of such Person, if available, and if not so available, such management certified financial results of such Person as shall be reasonably acceptable to Lender (or, if an acquisition of assets, the financial results attributable to such assets).

For the purpose of determining a covenant or other information on a Pro Forma Basis:

(i) all Indebtedness (whether under this Agreement or otherwise) and any other balance sheet adjustments incurred or made in connection with the Qualifying Acquisition shall be deemed to have been incurred or made on the first day of the period covered by the applicable covenant, and all Indebtedness of the Person acquired or to be acquired in such Qualifying Acquisition which was or will have been repaid in connection with the consummation of the Qualifying Acquisition shall be deemed to have been repaid concurrently with the deemed incurrence of the Indebtedness incurred in connection with the Qualifying Acquisition; and

(ii) all Indebtedness assumed to have been incurred pursuant to the preceding clause (i) shall be deemed to have borne interest at the arithmetic mean of (x) the interest rate that would have accrued on Eurodollar Rate Loans having an Interest Period of one month if such Eurodollar Rate Loans were outstanding on the first day of the period covered by the applicable covenant and (y) the interest rate that would have accrued on Eurodollar Rate Loans having an Interest Period of one month if such Eurodollar Rate Loans were outstanding on the last day of the period covered by the applicable covenant.

“Product Line” shall have the meaning assigned in Section 15.1 hereof.

“Qualifying Acquisition” Shall mean the acquisition of any Person, business, division, or specified group of assets by the Borrower, provided that each of the following conditions is met with respect to any such acquisition:

(a) immediately prior to and after giving effect to such acquisition, no Defaulting Event or Event of Default shall then exist, and the Borrower shall have delivered to the Lender a statement certified by the principal financial or accounting officer of the Borrower to the effect that immediately prior to and after giving effect to such acquisition, no Defaulting Event of Event of Default exists and attaching, in reasonable detail, computations evidencing on a Pro Forma Basis compliance (on a consolidated basis) with the covenants contained in Sections 14.31 and 14.32 hereof, immediately prior to and after giving effect to such acquisition;

(b) the consideration for such acquisition shall not include the assumption of Indebtedness by the Borrower or any of its Subsidiaries, other than Indebtedness (i) in existence prior to the date of such acquisition, (ii) which was not incurred in connection with or in contemplation of, such acquisition, (iii) in an aggregate amount for all such acquisitions not to exceed (together with other Indebtedness outstanding which is permitted pursuant to Section 14.21 hereof) the amount of Indebtedness permitted pursuant to Section 14.21 hereof, and (iv) which is otherwise on terms and conditions satisfactory to the Lender;

(d) such acquisition shall have been approved by the board of directors and shareholders, if applicable, of the Person so acquired;

(e) not less than sixty (60) days prior to such acquisition, the Borrower shall notify the Lender thereof;

(f) either (i) such acquisition is the acquisition of assets only (for use in substantially the same line of business as (or a line of business related to or which can be vertically integrated with the line of business of the Borrower) and in substantially all of which assets the Lender shall concurrently (or substantially concurrently) with the closing of the acquisition have a perfected, first priority security interest upon the occurrence of such acquisition), or (ii) such acquisition involves the purchase of the capital stock or other equity interests of a Person and each of the following conditions is met:

(A) such acquisition is the acquisition of at least a majority of each of the capital stock and Voting Stock of such Person, and the structure of such acquisition is acceptable to the Lender,

(B) such Person is in substantially the same line of business as (or a line of business related to or which can be vertically integrated with) the Borrower,

(C) such Person has a tangible net worth (determined in accordance with GAAP) that is at least $1.00, and

(D) contemporaneously with the occurrence of such acquisition, the Borrower shall (i) take all steps as may be necessary or advisable in the opinion of the Lender to pledge to the Lender, on a perfected, first-priority basis, all of the capital stock or other equity interests of such Person acquired by the Borrower (or, if the Person so acquired shall become a Foreign Subsidiary, the lesser of (x) the amount of capital stock or other equity interests so acquired and (y) sixty-five percent (65%) of the outstanding capital stock or other equity interests of such Foreign Subsidiary) pursuant to a pledge agreement in form and substance satisfactory to the Lender, which such pledge agreement shall be a Financing Agreement hereunder, (ii) if such Person shall become a Subsidiary (other than a Foreign Subsidiary), cause such Person to guaranty all of the Obligations hereunder pursuant to a guaranty in form and substance satisfactory to the Lender, which such guaranty shall be a Financing Agreement hereunder, (iii) if such Person shall become a Subsidiary (other than a Foreign Subsidiary), cause such Person to take all steps as may be necessary or advisable in the reasonable opinion of the Lender to grant to the Lender, a first priority, perfected security interest in substantially all of its assets (other than in those assets which secure Indebtedness assumed by the Borrower and the lien and Indebtedness with respect to which is permitted under §14.21 hereof) as collateral security for such guaranty, pursuant to security documents, mortgages, pledges and other documents in form and substance satisfactory to the Lender, each of which documents shall be Financing Agreements hereunder, and (iv) cause such Person to deliver to the Lender (1) evidence of proper corporate authorization and (2) if required by the Lender, legal opinions with respect to each of the matters and documents set forth in this clause (C), in each case, in form and substance satisfactory to the Lender;

(g) prior to closing of such acquisition, the Lender by or through any of its officers, employees or other representatives shall have conducted such audits of the book and records of Borrower and of such Person and shall have conducted such appraisals of Borrower’s and such

Person’s assets as the Lender shall have deemed necessary in its sole discretion;

(h) prior to the closing of such acquisition, the Lender shall have received copies of all of the documentation to be executed and/or delivered in connection with such acquisition, all of which shall be in form and substance satisfactory to the Lender in its sole discretion; and

(i) such acquisition is in all other respects satisfactory to the Lender in its sole discretion.

“Receivables” shall have the meaning assigned in Section 15.1(a) hereof.

“Reference Period”. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

“Release” shall mean any release, emission, disposal, leaching or migration into the environment (including, without limitation, the abandonment or disposal of any barrels, containers, or other closed receptacles containing any Hazardous Materials) or into or out of any property owned, occupied or used by Borrower.

“Reserves” shall mean, as determined by the Lender, such amounts as the Lender may from time to time establish and revise (a) to reflect events, conditions, contingencies or risks which do or may have a Material Adverse Effect or (b) to reflect the belief of the Lender that any borrowing base report or other collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect or that the entire amount of any accounts receivable or inventory included therein may not be collectible for any reason. Reserves may include, but are not limited to reserves to reflect amounts owed by the Borrower under Hedging Agreements.

“Revolving Loan” and “Revolving Loans” shall have the meanings assigned in Section 2.1 hereof.

“Revolving Loan Account” shall have the meaning assigned in Section 2.2 hereof.

“Revolving Loan Borrowing Base” shall mean an amount equal to the lesser of: (i) Five Million Dollars ($5,000,000) or

(ii) an amount equal to the aggregate of

(1) eighty-five percent (85%) of Eligible Accounts plus

(2) the lesser of (x) thirty percent (30%) of Eligible Inventory, and (y) $3,000,000 minus

(3) Reserves.

“Revolving Loan Maturity Date” shall mean January 30, 2009.

“Revolving Loan Note” shall have the meaning assigned in Section 2.2 hereof.

“Revolving Loan Term” shall have the meaning assigned in Section 20.1(a) hereof.

“Second Stage Converted Equipment Loan” shall have the meaning assigned in Section 6.5 hereof.

“Second Stage Converted Equipment Loan Maturity Date” shall mean January 30, 2010.

“Second Stage Converted Equipment Loan Note” shall have the meaning assigned in Section 6.5 hereof.

“Second Stage Equipment Loan” and “Second Stage Equipment Loans” shall have the meanings assigned in Section 6.1 hereof.

“Second Stage Equipment Loan Conversion Date” shall mean January 30, 2006.

“Subsidiary” and “Subsidiaries” shall mean any corporation or corporations of which the outstanding shares of any stock having ordinary voting power is at the time owned by Borrower and/or by one or more Subsidiaries.

“Synthetic Lease” shall mean any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Term Loan” shall have the meaning assigned in Section 4.1 hereof.

“Term Loan Maturity Date” shall mean January 30, 2009.

“Term Loan Note” shall have the meaning assigned in Section 4.1 hereof.

“Third Stage Converted Equipment Loan” shall have the meaning assigned in Section 7.5 hereof.

“Third Stage Converted Equipment Loan Maturity Date” shall mean January 30, 2011.

“Third Stage Converted Equipment Loan Note” shall have the meaning assigned in Section 7.5 hereof.

“Third Stage Equipment Loan” and “Third Stage Equipment Loans” shall have the meanings assigned in Section 7.1 hereof.

“Third Stage Equipment Loan Conversion Date” shall mean January 30, 2007.

“Trademark Security Agreement” shall mean that certain Trademark Collateral Security and Pledge Agreement dated as of June 30, 1998 between the Borrower and the Lender, as the same may be amended, modified or supplemented from time to time.

“Treasury Rate” means the yield calculated by the linear interpolation of the yield, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date of the relevant prepayment, of United States Treasury constant maturities with a maturity date (one longer and one shorter) most nearly approximating the end of the term of the Loan which is being prepaid.

“Type” means (i) as to any Revolving Loan or any Equipment Loan, its nature as a Eurodollar Rate Loan or a Eurodollar Daily Rate Loan and (ii) as to the Term Loan, any Acquisition Loan or any Converted Equipment Loan, its nature as a a Eurodollar Rate Loan, a Eurodollar Daily Rate Loan or a Cost of Funds Rate Loan.

“Voting Stock” shall mean stock or other equity interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, limited liability company, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

ARTICLE II. Revolving Loans

Section 2.1. Amounts. Subject to the terms and conditions contained in this Agreement, and so long as no Defaulting Event has occurred, Lender agrees, in its sole but reasonable discretion, to make and remake loans (collectively, the “Revolving Loans” and, individually, a “Revolving Loan”) to Borrower from time to time until terminated as provided below in principal amounts not exceeding in the aggregate at any one time outstanding the Revolving Loan Borrowing Base, it being agreed and understood that at no time shall the maximum aggregate principal amount of the Revolving Loans made by Lender exceed the Revolving Loan Borrowing Base.

Section 2.2. Procedure For Advances, Notice of Revolving Loan Borrowing, Revolving Loan Note, Etc. Within the limits of the Revolving Loan Borrowing Base and the Revolving Loan Term, so long as Borrower is in compliance with all of the terms and conditions of this Agreement and no Defaulting Event has occurred, Borrower may request borrowings and may repay and request reborrowings of Revolving Loans. Whenever Borrower desires an advance, Borrower shall notify Lender (which notice shall be irrevocable) by telecopy or telephone of the proposed borrowing. Such notice (each, a “Notice of Revolving Loan Borrowing”) shall be accompanied by a borrowing base certificate (in a form acceptable to Lender), specifying (i) the proposed Drawdown Date of such Revolving Loan, (ii) the principal amount of the Revolving Loan requested, (iii) the Interest Period for such Revolving Loan (if applicable) and (iv) the Type of such Revolving Loan. Each Notice of Revolving Loan Borrowing must be received by Lender (a) by 11:00 a.m. Hartford, Connecticut time the day of the proposed Drawdown Date of any Eurodollar Daily Rate Loan and (b) not less than four (4) Eurodollar Rate Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. In addition to this Agreement, the Revolving Loans shall be evidenced by a Third Amended and Restated Revolving Loan Note payable to Lender in the form of Exhibit A attached hereto (the “Revolving Loan Note”), which Revolving Loan Note shall amend and restate the Existing Revolving Loan Note. Insofar as Borrower may request and Lender shall make Revolving Loans hereunder, Lender shall enter such advances as debits on a revolving loan account maintained by Borrower with Lender (the “Revolving Loan Account”). Lender may also record to the Revolving Loan Account, in accordance with customary accounting practices and procedures, (i) all fees, accrued and unpaid interest, late fees, usual and customary charges for the maintenance and administration of checking and any other accounts maintained by Borrower with Lender, and other fees and charges which are properly chargeable to Borrower under this Agreement, (ii) all payments, subject to collection, made by or account of indebtedness evidenced by the Revolving Loan Account, (iii) all proceeds of Collateral which are finally paid to Lender in its own office in cash or collected items, and (iv) other appropriate debits and credits, including without limitation, payments of interest due hereunder.

Section 2.3. Monthly Statements. On a monthly basis, Lender shall render a statement for the Revolving Loan Account, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies Lender to the contrary within ten (10) days of the receipt of said statement by Borrower. Lender shall have the right to debit the Revolving Loan Account for all interest charges on the Revolving Loan as and when the same shall be due and payable, if not otherwise paid by Borrower, subject to applicable law.

Section 2.4. Lender Discretion. Nothing herein shall be construed to (a) require Lender to make Revolving Loans, and/or (b) prohibit Lender from lending in excess of the Revolving Loan Borrowing Base, it being agreed that all such loans and advances shall be at Lender’s sole (but in the case of (a) above, reasonable) discretion and shall not establish a pattern or custom binding upon Lender.

ARTICLE III. Acquisition Loan.

Section 3.1. Amounts. Subject to the terms and conditions contained in this Agreement, Lender agrees, in its sole discretion, to make one or more loans (each an “Acquisition Loan”) to Borrower until terminated as provided below, it being agreed and understood that the maximum aggregate original principal amount of all Acquisition Loans made by Lender shall not exceed $2,000,000.

Section 3.2. Procedure for Advance Notice of Acquisition Loan Borrowing, Acquisition Loan Note, Etc. Within the limits set forth in Section 3.1 hereof and the Acquisition Loan Term, the Borrower may request an Acquisition Loan. Whenever Borrower desires an Acquisition Loan, Borrower shall notify Lender by telecopy or telephone of the proposed borrowing. Such notice (a “Notice of Acquisition Loan Borrowing”) shall specify (i) the proposed Drawdown Date of such Acquisition Loan, (ii) the principal amount of the Acquisition Loan requested, (iii) the Interest Period for such Acquisition Loan (if applicable), and (iv) the Type of such Acquisition Loan. The Notice of Acquisition Loan Borrowing must be received by Lender no less than (a) two (2) Business Days prior to the proposed Drawdown Date of any Eurodollar Daily Rate Loan and (b) four (4) Eurodollar Rate Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. In addition to this Agreement, each Acquisition Loan shall be evidenced by an Acquisition Loan Note payable to Lender in the form of Exhibit B attached hereto (the “Acquisition Loan Note”). Each Acquisition Loan shall bear interest at a rate determined in accordance with Section 10.1 hereof, and be payable in thirty-six (36)

substantially equal, consecutive monthly payments of principal in accordance with the terms and conditions of the Acquisition Loan Note evidencing such Acquisition Loan. On the date each Acquisition Loan is closed, the Borrower shall execute and/or deliver, or cause to be delivered to Lender an Acquisition Loan Note and such other instruments, documents and agreements as Lender reasonably requires, all in form, scope and substance satisfactory to Lender.

Section 3.3. Monthly Statements. On a monthly basis, Lender shall render a statement for the Acquisition Loan Account, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies Lender to the contrary within ten (10) days of the receipt of said statement by Borrower. Lender shall have the right to debit the Acquisition Loan Account for all interest charges on each Acquisition Loan as and when the same shall be due and payable, if not otherwise paid by Borrower, subject to applicable law.

Section 3.4. Lender Discretion. Nothing herein shall be construed to require Lender to make any Acquisition Loan, it being agreed that any such loans shall be at Lender’s sole discretion.

ARTICLE IV. Existing Term Loans.

Section 4.1. Amount. Lender hereby agrees to consolidate the Existing Term Loans into one term loan to Borrower in the original principal amount of $1,574,000 (the “Term Loan”). In addition to this Agreement, the Term Loan shall be evidenced by a Second Consolidated and Amended and Restated Term Loan Note payable to Lender in the form of Exhibit C attached hereto (the “Term Loan Note”), which Term Loan Note shall supersede and replace the Existing Term Loan Notes.

Section 4.2. Monthly Statements. On a monthly basis, Lender shall render a statement for the Term Loan, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies Lender to the contrary within ten (10) days of the receipt of said statement by Borrower. Lender shall have the right to debit any account of Borrower for all principal, interest and other charges on the Term Loan as and when the same shall be due and payable, if not otherwise paid by Borrower.

ARTICLE V. First Stage Equipment Loan; First Stage Converted Equipment Loan

Section 5.1. Amount. Subject to the terms and conditions contained in this Agreement and so long as no Defaulting Event has occurred, Lender agrees to make loans (collectively, the “First Stage Equipment Loans”

and, individually, a “First Stage Equipment Loan”) to Borrower commencing on the Closing Date through the First Stage Equipment Loan Conversion Date until terminated as provided below, in principal amounts not exceeding in the aggregate at any one time outstanding the Equipment Loan Borrowing Base, it being agreed and understood that at no time shall the maximum aggregate principal amount of the Equipment Loans made by Lender exceed the Equipment Loan Borrowing Base.

Section 5.2. Procedure For Advances; Equipment Loan Notice of Borrowing; Equipment Loan Note, Etc. Within the limits of the Equipment Loan Borrowing Base, so long as Borrower is in compliance with all of the terms and conditions of this Agreement and no Defaulting Event has occurred, Borrower may request borrowings (but in any event, no more than one time per fiscal quarter of the Borrower) and repay BUT NOT REBORROW First Stage Equipment Loans. To be eligible to obtain any First Stage Equipment Loan, Borrower must submit to Lender at least three (3) Business Days prior to the date on which Borrower requests Lender to make such First Stage Equipment Loan, enforceable at the sole option of Lender: (a) copies of invoices which reflect the actual cost of the Eligible Equipment being purchased with the proceeds of such First Stage Equipment Loan, including, if any, installation and other services and costs associated therewith; (b) evidence satisfactory to Lender that upon payment of the purchase price therefor, the Eligible Equipment shall be in the Borrower’s physical possession and that (1) the Borrower has acquired good title to such Eligible Equipment, and (2) such Eligible Equipment is not subject to any pledge, lien, lease, encumbrance or charge of any kind whatsoever, other than in favor of Lender. Whenever Borrower desires an advance, Borrower shall notify Lender (which notice shall be irrevocable) by telecopy or telephone of the proposed borrowing. Such notice (each, a “Notice of Equipment Loan Borrowing”) shall specify (i) the proposed Drawdown Date of such Equipment Loan requested, (ii) the principal amount of the Equipment Loan requested, (iii) the Interest Period for such Equipment Loan (if applicable), and (iv) the Type of such Equipment Loan. Each Notice of Equipment Loan Borrowing must be received by Lender (a) no later than 11:00 a.m., Hartford, Connecticut time on the day of the proposed Drawdown Date of any Eurodollar Daily Rate Loan and (b) not less than four (4) Eurodollar Rate Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. In addition to this Agreement, the First Stage Equipment Loans shall be evidenced by an Equipment Loan Note payable to Lender in the form of Exhibit D attached hereto (the “Equipment Loan Note”). Insofar as Borrower may request and Lender shall make First Stage Equipment Loans hereunder, Lender shall enter such advances as debits on an equipment loan account maintained by Borrower with Lender (the “Equipment Loan Account”). Lender may also record to the Equipment Loan Account, in accordance with customary accounting practices and procedures, (i) all fees, accrued and unpaid interest, late fees, usual and customary charges for the maintenance and administration of checking and any other accounts maintained by Borrower with Lender, and other fees and charges which are properly chargeable to Borrower under this Agreement, (ii) all payments, subject to collection, made by or account of indebtedness evidenced by the Equipment Loan Account, (iii) all proceeds of Collateral which are finally paid to Lender in its own office in cash or collected items, and (iv) other appropriate debits and credits, including without limitation, payments of interest due hereunder.

Section 5.3. Monthly Statements. On a monthly basis, Lender shall render a statement for the Equipment Loan Account, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies Lender to the contrary within ten (10) days of the receipt of said statement by Borrower. Lender shall have the right to debit the Equipment Loan Account for all interest charges on the First Stage Equipment Loans as and when the same shall be due and payable, if not otherwise paid by Borrower, subject to applicable law.

Section 5.4. Lender Discretion. Nothing herein shall be construed to prohibit Lender from lending in excess of the Equipment Loan Borrowing Base, it being agreed that all such loans and advances shall be at Lender’s sole discretion and shall not establish a pattern or custom binding upon Lender.

Section 5.5. Conversion to First Stage Converted Equipment Loan. Notwithstanding anything to the contrary contained herein, so long as Borrower is in compliance with all of the terms and conditions of this Agreement and no Defaulting Event has occurred, on the First Stage Equipment Loan Conversion Date, the then outstanding principal balance of the First Stage Equipment Loans shall convert into term indebtedness having a final maturity on the First Stage Converted Equipment Loan Maturity Date (the “First Stage Converted Equipment Loan”). The First Stage Converted Equipment Loan shall bear interest at a rate determined in accordance with Section 10.1 hereof, and be payable in forty-eight (48) substantially equal, consecutive monthly payments of principal in accordance with the terms and conditions of a First Stage Converted Equipment Loan Note payable to Lender in the form of Exhibit E attached hereto (the “First Stage Converted Equipment Loan Note”). On the First Stage Equipment Loan Conversion Date, Borrower shall execute and/or deliver, or cause to be delivered to Lender a First Stage Converted Equipment Loan Note and such other instruments, documents and agreements as Lender reasonably requires, all in form, scope and substance satisfactory to Lender. On and after the First Stage Equipment Loan Conversion Date,

Borrower shall have no ability to request, and Lender shall have no obligation to make, any further First Stage Equipment Loans.

ARTICLE VI. Second Stage Equipment Loan; Second Stage Converted Equipment Loan

Section 6.1. Amount. If (a) a written notice is given by the Borrower to the Lender not less than thirty (30) days prior to the First Stage Equipment Loan Conversion Date requesting that the Lender make Second Stage Equipment Loans, (b) such notice is given at a time when no Defaulting Event has occurred and is continuing, and no Event of Default occurs between the giving of such notice and the First Stage Equipment Loan Conversion Date, (c) the entire outstanding principal balance of the First Stage Equipment Loan has converted into a First Stage Converted Equipment Loan in accordance with Section 5.5 hereof, and (d) the Lender gives written notice to the Borrower prior to the First Stage Equipment Loan Conversion Date that the Lender agrees to make Second Stage Equipment Loans (it being understood that the Lender shall have the right to determine whether to agree to make any Second Stage Equipment Loans in the Lender’s sole discretion), then, subject to the terms and conditions contained in this Agreement and so long as no Defaulting Event has occurred, Lender agrees to make loans (collectively, the “Second Stage Equipment Loans” and, individually, a “Second Stage Equipment Loan”) to Borrower until terminated as provided below, in principal amounts not exceeding in the aggregate at any one time outstanding the Equipment Loan Borrowing Base (which shall not be reduced by the amount of the First Stage Converted Equipment Loan), it being agreed and understood that at no time shall the maximum aggregate principal amount of the Second Stage Equipment Loans made by Lender exceed the Equipment Loan Borrowing Base.

Section 6.2. Procedure For Advances; Equipment Loan Notice of Borrowing; Second Stage Equipment Loan Note, Etc. Within the limits of the Equipment Loan Borrowing Base, subject to the terms and conditions of this Agreement and so long as no Defaulting Event has occurred, Borrower may request borrowings (but, in any event, no more than one time per fiscal quarter of the Borrower) and repay BUT NOT REBORROW Second Stage Equipment Loans. To be eligible to obtain any Second Stage Equipment Loan, Borrower must submit to Lender at least three (3) Business Days prior to the date on which Borrower requests Lender to make such Second Stage Equipment Loan, enforceable at the sole option of Lender: (a) copies of invoices which reflect the actual cost of the Eligible Equipment being purchased with the proceeds of such Second Stage Equipment Loan, including, if any, installation and other services and costs associated therewith; (b) evidence satisfactory to Lender that upon payment of the purchase price therefor, the Eligible

Equipment shall be in the Borrower’s physical possession and that (1) the Borrower has acquired good title to such Eligible Equipment, and (2) such Eligible Equipment is not subject to any pledge, lien, lease, encumbrance or charge of any kind whatsoever, other than in favor of Lender. Whenever Borrower desires an advance, Borrower shall notify Lender (which notice shall be irrevocable) pursuant to a Notice of Equipment Loan Borrowing. Each Notice of Equipment Loan Borrowing shall specify (i) the proposed Drawdown Date of such Equipment Loan requested, (ii) the principal amount of the Equipment Loan requested, (iii) the Interest Period for such Equipment Loan (if applicable), and (iv) the Type of such Equipment Loan. Each Notice of Equipment Loan Borrowing must be received by Lender (a) no later than 11:00 a.m., Hartford, Connecticut time on the day of the proposed Drawdown Date of any Eurodollar Daily Rate Loan and (b) not less than four (4) Eurodollar Rate Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. In addition to this Agreement, the Second Stage Equipment Loans shall be evidenced by the Equipment Loan Note. Insofar as Borrower may request and Lender shall make Second Stage Equipment Loans hereunder, Lender shall enter such advances as debits on the Equipment Loan Account. Lender may also record to the Equipment Loan Account, in accordance with customary accounting practices and procedures, (i) all fees, accrued and unpaid interest, late fees, usual and customary charges for the maintenance and administration of checking and any other accounts maintained by Borrower with Lender, and other fees and charges which are properly chargeable to Borrower under this Agreement, (ii) all payments, subject to collection, made by or account of indebtedness evidenced by the Equipment Loan Account, (iii) all proceeds of Collateral which are finally paid to Lender in its own office in cash or collected items, and (iv) other appropriate debits and credits, including without limitation, payments of interest due hereunder.

Section 6.3. Monthly Statements. On a monthly basis, Lender shall render a statement for the Equipment Loan Account, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies Lender to the contrary within ten (10) days of the receipt of said statement by Borrower. Lender shall have the right to debit the Equipment Loan Account for all interest charges on the Second Stage Equipment Loans as and when the same shall be due and payable, if not otherwise paid by Borrower, subject to applicable law.

Section 6.4. Lender Discretion. Nothing herein shall be construed to prohibit Lender from lending in excess of the Equipment Loan Borrowing Base, it being agreed that all such loans and advances shall be at Lender’s sole discretion and shall not establish a pattern or custom binding upon Lender.

Section 6.5. Conversion to Second Stage Converted Equipment Loan. Notwithstanding anything to the contrary contained herein, so long as Borrower is in compliance with all of the terms and conditions of this Agreement and no Defaulting Event has occurred, on the Second Stage Equipment Loan Conversion Date, the then outstanding principal balance of the Second Stage Equipment Loans shall convert into term indebtedness having a final maturity on the Second Stage Converted Equipment Loan Maturity Date (the “Second Stage Converted Equipment Loan”). The Second Stage Converted Equipment Loan shall bear interest at a rate determined in accordance with Section 10.1 hereof, and be payable in forty-eight (48) substantially equal, consecutive monthly payments of principal in accordance with the terms and conditions of a Second Stage Converted Equipment Loan Note payable to Lender in the form of Exhibit F attached hereto (the “Second Stage Converted Equipment Loan Note”). On the Second Stage Equipment Loan Conversion Date, Borrower shall execute and/or deliver, or cause to be delivered to Lender a Second Stage Converted Equipment Loan Note and such other instruments, documents and agreements as Lender reasonably requires, all in form, scope and substance satisfactory to Lender. On and after the Second Stage Equipment Loan Conversion Date, Borrower shall have no ability to request, and Lender shall have no obligation to make, any further Second Stage Equipment Loans.

ARTICLE VII. Third Stage Equipment Loan; Third Stage Converted Equipment Loan

Section 7.1. Amount. If (a) a written notice is given by the Borrower to the Lender not less than thirty (30) days prior to the Second Stage Equipment Loan Conversion Date requesting that the Lender make Third Stage Equipment Loans, (b) such notice is given at a time when no Defaulting Event has occurred and is continuing, and no Event of Default occurs between the giving of such notice and the Second Stage Equipment Loan Conversion Date, (c) the entire outstanding principal balance of the First Stage Equipment Loans and the entire outstanding principal balance of the Second Stage Equipment Loans has converted into a First Stage Converted Equipment Loan and a Second Stage Converted Equipment Loan in accordance with Sections 5.5 and 6.5 hereof, respectively, and (d) the Lender gives written notice to the Borrower prior to the Second Stage Equipment Loan Conversion Date that the Lender agrees to make Third Stage Equipment Loans (it being understood that the Lender shall have the right to determine whether to agree to make any Third Stage Equipment Loans in the Lender’s sole discretion), then, subject to the terms and conditions contained in this Agreement and so long as no Defaulting Event has occurred, Lender agrees to make loans (collectively, the “Third Stage Equipment Loans” and, individually, a “Third Stage Equipment Loan”) to

Borrower until terminated as provided below, in principal amounts not exceeding in the aggregate at any one time outstanding the Equipment Loan Borrowing Base (which shall not be reduced by the amount of the First Stage Converted Equipment Loan or the Second Stage Converted Equipment Loan), it being agreed and understood that at no time shall the maximum aggregate principal amount of the Third Stage Equipment Loans made by Lender exceed the Equipment Loan Borrowing Base.

Section 7.2. Procedure For Advances; Equipment Loan Notice of Borrowing; Third Stage Equipment Loan Note, Etc. Within the limits of the Equipment Loan Borrowing Base, subject to the terms and conditions of this Agreement and so long as no Defaulting Event has occurred, Borrower may request borrowings (but, in any event, no more than one time per fiscal quarter of the Borrower) and repay BUT NOT REBORROW Third Stage Equipment Loans. To be eligible to obtain any Third Stage Equipment Loan, Borrower must submit to Lender at least three (3) Business Days prior to the date on which Borrower requests Lender to make such Third Stage Equipment Loan, enforceable at the sole option of Lender: (a) copies of invoices which reflect the actual cost of the Eligible Equipment being purchased with the proceeds of such Third Stage Equipment Loan, including, if any, installation and other services and costs associated therewith; (b) evidence satisfactory to Lender that upon payment of the purchase price therefor, the Eligible Equipment shall be in the Borrower’s physical possession and that (1) the Borrower has acquired good title to such Eligible Equipment, and (2) such Eligible Equipment is not subject to any pledge, lien, lease, encumbrance or charge of any kind whatsoever, other than in favor of Lender. Whenever Borrower desires an advance, Borrower shall notify Lender (which notice shall be irrevocable) pursuant to a Notice of Equipment Loan Borrowing. Each Notice of Equipment Loan Borrowing shall specify (i) the proposed Drawdown Date of such Equipment Loan requested, (ii) the principal amount of the Equipment Loan requested, (iii) the Interest Period for such Equipment Loan (if applicable), and (iv) the Type of such Equipment Loan. Each Notice of Equipment Loan Borrowing must be received by Lender (a) no later than 11:00 a.m., Hartford, Connecticut time on the day of the proposed Drawdown Date of any Eurodollar Daily Rate Loan and (b) not less than four (4) Eurodollar Rate Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. In addition to this Agreement, the Third Stage Equipment Loans shall be evidenced by the Equipment Loan Note. Insofar as Borrower may request and Lender shall make Third Stage Equipment Loans hereunder, Lender shall enter such advances as debits on the Equipment Loan Account. Lender may also record to the Equipment Loan Account, in accordance with customary accounting practices and procedures, (i) all fees, accrued and unpaid interest, late fees, usual and customary charges for the maintenance and administration of checking and any other accounts maintained by Borrower with Lender, and other fees and charges which are properly chargeable to Borrower under this Agreement, (ii) all payments, subject to collection, made by or account of indebtedness evidenced by the Equipment Loan Account, (iii) all proceeds of Collateral which are finally paid to Lender in its own office in cash or collected items, and (iv) other appropriate debits and credits, including without limitation, payments of interest due hereunder.

Section 7.3. Monthly Statements. On a monthly basis, Lender shall render a statement for the Equipment Loan Account, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies Lender to the contrary within ten (10) days of the receipt of said statement by Borrower. Lender shall have the right to debit the Equipment Loan Account for all interest charges on the Third Stage Equipment Loans as and when the same shall be due and payable, if not otherwise paid by Borrower, subject to applicable law.

Section 7.4. Lender Discretion. Nothing herein shall be construed to prohibit Lender from lending in excess of the Equipment Loan Borrowing Base, it being agreed that all such loans and advances shall be at Lender’s sole discretion and shall not establish a pattern or custom binding upon Lender.

Section 7.5. Conversion to Third Stage Converted Equipment Loan. Notwithstanding anything to the contrary contained herein, so long as Borrower is in compliance with all of the terms and conditions of this Agreement and no Defaulting Event has occurred, on the Third Stage Equipment Loan Conversion Date, the then outstanding principal balance of the Third Stage Equipment Loans shall convert into term indebtedness having a final maturity on the Third Stage Converted Equipment Loan Maturity Date (the “Third Stage Converted Equipment Loan”). The Third Stage Converted Equipment Loan shall bear interest at a rate determined in accordance with Section 10.1 hereof, and be payable in forty-eight (48) substantially equal, consecutive monthly payments of principal in accordance with the terms and conditions of a Third Stage Converted Equipment Loan Note payable to Lender in the form of Exhibit G attached hereto (the “Third Stage Converted Equipment Loan Note”). On the Third Stage Equipment Loan Conversion Date, Borrower shall execute and/or deliver, or cause to be delivered to Lender a Third Stage Converted Equipment Loan Note and such other instruments, documents and agreements as Lender reasonably requires, all in form, scope and substance satisfactory to Lender. On and after the Third Stage Equipment Loan Conversion Date, Borrower shall have no ability to request, and Lender shall have no obligation to make, any further Third Stage Equipment Loans.

ARTICLE VIII. Fourth Stage Equipment Loan; Fourth Stage Converted Equipment Loan

Section 8.1. Amount. If (a) a written notice is given by the Borrower to the Lender not less than thirty (30) days prior to the Third Stage Equipment Loan Conversion Date requesting that the Lender make Fourth Stage Equipment Loans, (b) such notice is given at a time when no Defaulting Event has occurred and is continuing, and no Event of Default occurs between the giving of such notice and the Third Stage Equipment Loan Conversion Date, (c) the entire outstanding principal balance of the First Stage Equipment Loans, the entire outstanding principal balance of the Second Stage Equipment Loans and the entire outstanding principal balance of the Third Stage Equipment Loans have converted into a First Stage Converted Equipment Loan, a Second Stage Converted Equipment Loan and a Third Stage Converted Equipment Loan in accordance with Sections 5.5, 6.5 and 7.5, respectively, and (d) the Lender gives written notice to the Borrower prior to the Third Stage Equipment Loan Conversion Date that the Lender agrees to make Fourth Stage Equipment Loans (it being understood that the Lender shall have the right to determine whether to agree to make any Fourth Stage Equipment Loans in the Lender’s sole discretion), then, subject to the terms and conditions contained in this Agreement and so long as no Defaulting Event has occurred, Lender agrees to make loans (collectively, the “Fourth Stage Equipment Loans” and, individually, a “Fourth Stage Equipment Loan”) to Borrower until terminated as provided below, in principal amounts not exceeding in the aggregate at any one time outstanding the Equipment Loan Borrowing Base (which shall not be reduced by the amount of the First Stage Converted Equipment Loan, Second Stage Converted Equipment Loan or the Third Stage Converted Equipment Loan), it being agreed and understood that at no time shall the maximum aggregate principal amount of the Fourth Stage Equipment Loans made by Lender exceed the Equipment Loan Borrowing Base.

Section 8.2. Procedure For Advances; Equipment Loan Notice of Borrowing; Fourth Stage Equipment Loan Note, Etc. Within the limits of the Equipment Loan Borrowing Base, subject to the terms and conditions of this Agreement and so long as no Defaulting Event has occurred, Borrower may request borrowings (but, in any event, no more than one time per fiscal quarter of the Borrower) and repay BUT NOT REBORROW Fourth Stage Equipment Loans. To be eligible to obtain any Fourth Stage Equipment Loan, Borrower must submit to Lender at least three (3) Business Days prior to the date on which Borrower requests Lender to make such Fourth Stage Equipment Loan, enforceable at the sole option of Lender: (a) copies of invoices which reflect the actual cost of the Eligible Equipment being purchased with the proceeds of such Fourth Stage Equipment Loan, including, if any, installation and other services and costs associated therewith; (b) evidence satisfactory to

Lender that upon payment of the purchase price therefor, the Eligible Equipment shall be in the Borrower’s physical possession and that (1) the Borrower has acquired good title to such Eligible Equipment, and (2) such Eligible Equipment is not subject to any pledge, lien, lease, encumbrance or charge of any kind whatsoever, other than in favor of Lender. Whenever Borrower desires an advance, Borrower shall notify Lender (which notice shall be irrevocable) pursuant to a Notice of Equipment Loan Borrowing. Each Notice of Equipment Loan Borrowing shall specify (i) the proposed Drawdown Date of such Equipment Loan requested, (ii) the principal amount of the Equipment Loan requested, (iii) the Interest Period for such Equipment Loan (if applicable), and (iv) the Type of such Equipment Loan. Each Notice of Equipment Loan Borrowing must be received by Lender (a) no later than 11:00 a.m., Hartford, Connecticut time on the day of the proposed Drawdown Date of any Eurodollar Daily Rate Loan and (b) not less than four (4) Eurodollar Rate Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. In addition to this Agreement, the Fourth Stage Equipment Loans shall be evidenced by the Equipment Loan Note. Insofar as Borrower may request and Lender shall make Fourth Stage Equipment Loans hereunder, Lender shall enter such advances as debits on the Equipment Loan Account. Lender may also record to the Equipment Loan Account, in accordance with customary accounting practices and procedures, (i) all fees, accrued and unpaid interest, late fees, usual and customary charges for the maintenance and administration of checking and any other accounts maintained by Borrower with Lender, and other fees and charges which are properly chargeable to Borrower under this Agreement, (ii) all payments, subject to collection, made by or account of indebtedness evidenced by the Equipment Loan Account, (iii) all proceeds of Collateral which are finally paid to Lender in its own office in cash or collected items, and (iv) other appropriate debits and credits, including without limitation, payments of interest due hereunder.

Section 8.3. Monthly Statements. On a monthly basis, Lender shall render a statement for the Equipment Loan Account, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies Lender to the contrary within ten (10) days of the receipt of said statement by Borrower. Lender shall have the right to debit the Equipment Loan Account for all interest charges on the Fourth Stage Equipment Loans as and when the same shall be due and payable, if not otherwise paid by Borrower, subject to applicable law.

Section 8.4. Lender Discretion. Nothing herein shall be construed to prohibit Lender from lending in excess of the Equipment Loan Borrowing Base, it being agreed that all such loans and advances shall be at Lender’s sole discretion and shall not establish a pattern or custom binding upon Lender.

Section 8.5. Conversion to Fourth Stage Converted Equipment Loan. Notwithstanding anything to the contrary contained herein, so long as Borrower is in compliance with all of the terms and conditions of this Agreement and no Defaulting Event has occurred, on the Fourth Stage Equipment Loan Conversion Date, the then outstanding principal balance of the Fourth Stage Equipment Loans shall convert into term indebtedness having a final maturity on the Fourth Stage Converted Equipment Loan Maturity Date (the “Fourth Stage Converted Equipment Loan”). The Fourth Stage Converted Equipment Loan shall bear interest of a rate determined in accordance with Section 10.1 hereof, and be payable in forty-eight (48) substantially equal, consecutive monthly payments of principal in accordance with the terms and conditions of a Fourth Stage Converted Equipment Loan Note payable to lender in the form of Exhibit H attached hereto (the “Fourth Stage Converted Equipment Loan Note”). On the Fourth Stage Equipment Loan Conversion Date, Borrower shall execute and/or deliver, or cause to be delivered to Lender a Fourth Stage Converted Equipment Loan Note and such other instruments, documents and agreements, as Lender reasonably requires, all in form, scope and substance satisfactory to Lender. On or after the Fourth Stage Equipment Loan Conversion Date, Borrower shall have no ability to request, and Lender shall have no obligation to make, any further Fourth Stage Equipment Loans.

ARTICLE IX. Fifth Stage Equipment Loan

Section 9.1. Amount. If (a) a written notice is given by the Borrower to the Lender not less than thirty (30) days prior to the Fourth Stage Equipment Loan Conversion Date requesting that the Lender make Fifth Stage Equipment Loans, (b) such notice is given at a time when no Defaulting Event has occurred and is continuing, and no Event of Default occurs between the giving of such notice and the Fourth Stage Equipment Loan Conversion Date, (c) the entire outstanding principal balance of the First Stage Equipment Loans and the entire outstanding principal balance of the Second Stage Equipment Loans and the entire outstanding principal balance of the Third Stage Equipment Loans and the entire outstanding principal balance of the Fourth Stage Equipment Loans has converted into a First Stage Converted Equipment Loan, a Second Stage Converted Equipment Loan, a Third Stage Converted Equipment Loan and a Fourth Stage Converted Equipment Loan in accordance with Sections 5.5, 6.5, 7.5 and 8.5 hereof, respectively, and (d) the Lender gives written notice to the Borrower prior to the Fourth Stage Equipment Loan Conversion Date that the Lender agrees to make Fifth Stage Equipment Loans (it being understood that the Lender shall have the right to determine whether to agree to make any Fifth Stage Equipment Loans in the Lender’s sole discretion), then, subject to the terms and conditions contained in this

Agreement and so long as no Defaulting Event has occurred, Lender agrees to make loans (collectively, the “Fifth Stage Equipment Loans” and, individually, a “Fifth Stage Equipment Loan”) to Borrower until terminated as provided below, in principal amounts not exceeding in the aggregate at any one time outstanding the Equipment Loan Borrowing Base (which shall not be reduced by the amount of the First Stage Converted Equipment Loan, the Second Stage Converted Equipment Loan, the Third Stage Converted Equipment Loan or the Fourth Stage Converted Equipment Loan), it being agreed and understood that at no time shall the maximum aggregate principal amount of the Fifth Stage Equipment Loans made by Lender exceed the Equipment Loan Borrowing Base.

Section 9.2. Procedure For Advances; Equipment Loan Notice of Borrowing; Fifth Stage Equipment Loan Note, Etc. Within the limits of the Equipment Loan Borrowing Base, subject to the terms and conditions of this Agreement and so long as no Defaulting Event has occurred, Borrower may request borrowings (but, in any event, no more than one time per fiscal quarter of the Borrower) and repay BUT NOT REBORROW Fifth Stage Equipment Loans. To be eligible to obtain any Fifth Stage Equipment Loan, Borrower must submit to Lender at least three (3) Business Days prior to the date on which Borrower requests Lender to make such Fifth Stage Equipment Loan, enforceable at the sole option of Lender: (a) copies of invoices which reflect the actual cost of the Eligible Equipment being purchased with the proceeds of such Fifth Stage Equipment Loan, including, if any, installation and other services and costs associated therewith; (b) evidence satisfactory to Lender that upon payment of the purchase price therefor, the Eligible Equipment shall be in the Borrower’s physical possession and that (1) the Borrower has acquired good title to such Eligible Equipment, and (2) such Eligible Equipment is not subject to any pledge, lien, lease, encumbrance or charge of any kind whatsoever, other than in favor of Lender. Whenever Borrower desires an advance, Borrower shall notify Lender (which notice shall be irrevocable) pursuant to a Notice of Equipment Loan Borrowing. Each Notice of Equipment Loan Borrowing shall specify (i) the proposed Drawdown Date of such Equipment Loan requested, (ii) the principal amount of the Equipment Loan requested, (iii) the Interest Period for such Equipment Loan (if applicable), and (iv) the Type of such Equipment Loan. Each Notice of Equipment Loan Borrowing must be received by Lender (a) no later than 11:00 a.m., Hartford, Connecticut time on the day of the proposed Drawdown Date of any Eurodollar Daily Rate Loan and (b) not less than four (4) Eurodollar Rate Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. In addition to this Agreement, the Fifth Stage Equipment Loans shall be evidenced by the Equipment Loan Note. Insofar as Borrower may request and Lender shall make Fifth Stage Equipment Loans hereunder, Lender shall enter such advances as debits on the Equipment Loan Account. Lender may also record to the Equipment Loan Account, in accordance with customary accounting practices and procedures, (i) all fees, accrued and unpaid interest, late fees, usual and customary charges for the maintenance and administration of checking and any other accounts maintained by Borrower with Lender, and other fees and charges which are properly chargeable to Borrower under this Agreement, (ii) all payments, subject to collection, made by or account of indebtedness evidenced by the Equipment Loan Account, (iii) all proceeds of Collateral which are finally paid to Lender in its own office in cash or collected items, and (iv) other appropriate debits and credits, including without limitation, payments of interest due hereunder.

Section 9.3. Monthly Statements. On a monthly basis, Lender shall render a statement for the Equipment Loan Account, which statement shall be considered correct and accepted by Borrower and conclusively binding upon Borrower unless Borrower notifies Lender to the contrary within ten (10) days of the receipt of said statement by Borrower. Lender shall have the right to debit the Equipment Loan Account for all interest charges on the Fifth Stage Equipment Loans as and when the same shall be due and payable, if not otherwise paid by Borrower, subject to applicable law.

Section 9.4. Lender Discretion. Nothing herein shall be construed to prohibit Lender from lending in excess of the Equipment Loan Borrowing Base, it being agreed that all such loans and advances shall be at Lender’s sole discretion and shall not establish a pattern or custom binding upon Lender.

Section 9.5. Fifth Stage Equipment Loan Maturity. The Fifth Stage Equipment Loan shall bear interest at a rate determined in accordance with Section 10.1 hereof, and be payable in accordance with the terms and conditions of the Equipment Loan Note. The entire outstanding principal balance of the Fifth Stage Equipment Loans shall be due and payable in full in cash on Fifth Stage Equipment Loan Maturity Date and shall not be convertible to term indebtedness. On and after the Fifth Stage Equipment Loan Maturity Date, Borrower shall have no ability to request, and Lender shall have no obligation to make, any further Fifth Stage Equipment Loans.

ARTICLE X. Interest, Prepayment, Etc.

Section 10.1. Interest.

(a) Pre-default Interest. So long as no Defaulting Event has occurred:

(i) Revolving Loans. During the period from the date

made through and including the date of payment in full, each Revolving Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Margin or (ii) the Eurodollar Daily Rate plus the Applicable Margin.

(ii) Term Loan. The Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Margin, (ii) the Eurodollar Daily Rate plus the Applicable Margin or (iii) the Cost of Funds Rate plus the Cost of Funds Margin.

(iii) Equipment Loans. Each Equipment Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Margin or (ii) the Eurodollar Daily Rate plus the Applicable Margin.

(iv) Converted Equipment Loans. Each Converted Equipment Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Margin, (ii) the Eurodollar Daily Rate plus the Applicable Margin or (iii) the Cost of Funds Rate plus the Cost of Funds Margin.

(v) Acquisition Loan. The Acquisition Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Margin, (ii) the Eurodollar Daily Rate plus the Applicable Margin or (iii) the Cost of Funds Rate plus the Cost of Funds Margin.

(b) Payment of Interest. So long as any of the Obligations remain outstanding, interest on the Loans shall be due and payable without notice or demand monthly in arrears beginning on February 1, 2004 and continuing on the first business day of each and every month thereafter.

(c) Default Interest Rate. Notwithstanding the foregoing, interest on the Loans, at all times after the occurrence and during the continuance of an Event of Default, and interest on all payments of interest that are not paid when due, shall accrue at a rate per annum equal to, in the case of any Event of Default two percentage points (2.0%) above the applicable interest rates otherwise in effect under this Agreement.

(d) Calculation Of Interest. Interest on the Loans shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

(e) Late Payment. If any amount due hereunder or under the Notes is not paid within ten (10) days after the date it is due and payable, without in any way affecting Lender’s right to make demand hereunder or to declare an Event of Default to have occurred, Lender may in its sole discretion assess a late charge against Borrower equal to five percent (5.0%) of such late payment (provided, however, that the minimum late charge assessed by Lender hereunder shall be $15.00), which late charge shall be immediately due and payable and may be paid by a charge to, at Lender’s option, either Borrower’s Revolving Loan Account or Equipment Loan Account.

(f) Lawful Interest. It being the intent of the parties that the rate of interest and all other charges to Borrower be lawful, if for any reason the payment of a portion of interest, fees or charges as required by this Agreement would exceed the limit established by applicable law which a commercial bank such as Lender may charge to a commercial borrower such as Borrower, then the obligation to pay interest or charges shall automatically be reduced to such limit and, if any amounts in excess of such limits shall have been paid, then such amounts shall be applied to the unpaid principal amount of the Obligations or refunded to Borrower so that under no circumstances shall interest or charges required hereunder exceed the maximum rate allowed by law, as aforesaid.

(g) Conversion Options.

(i) Conversion to Different Type of Loan. The Borrower may elect from time to time to convert any outstanding Loan (other than a Loan that has been previously converted to a Cost of Funds Rate Loan pursuant to Sections 10.1 (a)(ii), 10.1 (a)(iv) or 10.1(a)(v)) to a Loan of another Type, provided, that (a) with respect to any such conversion of a Eurodollar Daily Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Lender at least four (4) Eurodollar Rate Business Days prior written notice of such election; (b) with respect to any such conversion of a Eurodollar Rate Loan to a Eurodollar Daily Rate Loan, the Borrower shall give the Lender written notice of such election, no later than 11:00 a.m., Hartford, Connecticut, time on the day such election is to take effect; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Eurodollar Daily Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no

Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Eurodollar Daily Rate Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

(ii) Continuation of Type of Revolving Credit Loan. Any Eurodollar Rate Loan may be continued as a Eurodollar Rate Loan upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in clause (i) above; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Eurodollar Daily Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Eurodollar Daily Rate Loan on the last day of the first Interest Period relating thereto.

Section 10.2. Prepayments.

(a) Optional Prepayments. Borrower may, at its option and upon thirty (30) Business Days prior written notice (except with respect to the Revolving Loan in which case no prior written notice shall be required), prepay any Loan, in whole or in part, on the following conditions: (a) Borrower shall pay all accrued interest on the principal being paid to the date of the prepayment and, in the case of prepayments in full, all fees, charges, costs, expenses and other amounts then due under any of the Loans; (b) any partial prepayment of the Term Loan, any Acquisition Loan or a Converted Equipment Loan shall be applied to principal installments due thereunder in the inverse order of maturity and shall not relieve Borrower’s obligation to make regularly scheduled principal payments thereunder; (c) if Borrower wishes to prepay and terminate the Revolving Loans prior to the expiration of the Revolving Loan Term, Borrower must, at the option of Lender, also prepay in full the other Loans and all other Obligations, including without limitation, any amount or amounts due under Article X hereof; (d) in its notice, the Borrower shall specify the date of prepayment and the specific amount to be prepaid on such loan. If the Borrower (i) prepays any Cost of Funds

Rate Loan, in whole or in part, or (ii) prepays any Eurodollar Rate Loan on a day that is not the last day of the Interest Period relating thereto, the Borrower shall indemnify the Lender therefor in accordance with Section 11.3 hereof; and (e) if the Borrower prepays all or any portion of any Cost of Funds Rate Loan prior to its scheduled maturity date, such prepayment shall require the concurrent payment by Borrower of the Cost of Funds Rate Prepayment Premium.

(b) Mandatory Prepayments.

(i) Revolving Loans. If, at any time, the aggregate principal amount of all outstanding Revolving Loans shall exceed the Revolving Loan Borrowing Base, then any such excess amount shall, without limiting any other rights or remedies of Lender hereunder, be immediately paid by Borrower to the Lender.

(ii) Equipment Loans. If, at any time, the aggregate principal amount of all outstanding Equipment Loans shall exceed the Equipment Loan Borrowing Base, then any such excess amount shall, without limiting any other rights or remedies of Lender hereunder, be immediately paid by Borrower to the Lender.

Section 10.3. Closing Fees. On or before the date hereof, Borrower shall pay or have paid to Lender all fees, expenses and other costs incurred by Lender in connection with the closing of the extension of the Loans (including, without limitation, all attorney’s and other professionals’ fees and expenses).

Section 10.4. Unused Revolving Loan Fee. The Borrower shall pay to Lender a fee computed at the per annum rate of one-quarter of one percentage point (.25%) on the average daily unused portion of the Revolving Loan during the period for which payment is made, payable monthly in arrears commencing on February 1, 2004 and continuing on the first Business Day of each and every month thereafter and on the last day of the Revolving Loan Term or such earlier date as the Revolving Loan shall terminate.

Section 10.5. Early Termination Fee. In the event that prior to the first anniversary of the Closing Date (a) the Revolving Loan is terminated by the Borrower, or (b) the Revolving Loan is terminated as a result of the occurrence of an Event of Default, Borrower shall pay to Lender on the effective date of termination, in addition to any other payments Borrower is required to make hereunder, an amount equal to one percent (1%) of the maximum principal amount of the Loans. In the event that after the first anniversary of the Closing Date but prior to the second anniversary thereof (a) the Revolving Loan is terminated by the Borrower, or (b) the Revolving Loan is terminated as a result of the occurrence of an Event of Default, Borrower shall pay to Lender on the effective date of termination, in addition to any other payments Borrower is required to make hereunder, an amount equal to one half of one percent (.50%) of the maximum principal amount of the Loans. Notwithstanding the foregoing, no amounts shall be due pursuant to this Section 10.5 should the Borrower elect to terminate the Revolving Loan upon the occurrence of a Change of Control. It is understood that the determination of the maximum principal amount of the Loans shall be made without regard to the components of the Revolving Loan Borrowing Base based upon Eligible Accounts and Eligible Inventory and the component of the Equipment Loan Borrowing Base based upon Eligible Equipment. For example, for purposes of this provision, on the Closing Date the maximum principal amount of the Revolving Loan is $5,000,000, the maximum principal amount of the Equipment Loan is $1,000,000, the maximum principal amount of the Term Loan is $1,574,000, the maximum principal amount of the Acquisition Loan is $2,000,000 and the Termination Fee would be $95,740.

ARTICLE XI. Yield Protection

Section 11.1. Increased Costs. In the event that applicable law, treaty or regulation or directive from any government, governmental agency or regulatory authority, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or government, governmental agency or regulatory authority, shall:

(a) subject Lender to any tax of any kind whatsoever with respect to this Agreement or any of the Loans (except taxes on the overall net income of Lender) or change the basis of taxation of payments to Lender of principal, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Lender);

(b) impose, modify or hold applicable any reserve, special deposit or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extending by, any office of Lender, including without limitation, pursuant to Regulations of the Board of Governors of the Federal Reserve System; or

(c) in the reasonable opinion of Lender, cause any Note, any Loan or this Agreement to be included in any calculations used in the computation of regulatory capital standards; or

(d) impose on Lender any other condition with respect to this Agreement, any of the Notes or any of the Loans;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining any of the Loans (or any part thereof) by an amount the Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) with respect to any of the Loans by an amount that Lender deems to be material, then, in any such case, Borrower shall promptly pay Lender, upon its demand, such additional amounts as will compensate Lender for such additional costs or such reduction as the case may be (collectively, the “Additional Costs”). Lender shall certify the amount of such Additional Costs to Borrower, and such certification, absent manifest error, shall be deemed conclusive.

Section 11.2. Capital Adequacy Protection. If, after the date hereof, Lender shall have determined that the adoption of any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful, so long as Lender believes in good faith that such has the force of law or that the failure to so comply would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that Lender’s capital was fully utilized prior to such adoption, change or compliance) by an amount deemed by Lender in its reasonable judgment to be material, then, upon demand, Borrower shall immediately pay to Lender, from time to time as specified by Lender, such additional amounts as shall be sufficient to compensate Lender of such reduced return, together with interest on each such amount from the date of such specification by Lender until payment in full thereof at the highest rate of interest (other than the default rate of interest) due on the Loans. A certificate of Lender setting forth the amount to be paid to Lender shall, in the absence of manifest error, be deemed conclusive. In determining such amount, Lender shall use any reasonable averaging and attribution methods. Borrower may, however, avoid paying such amounts for future rate of return reductions if, within the maximum borrowings permitted herein, Borrower borrows such amounts as will cause Lender to avoid any such future rate of return reductions which would otherwise be caused by such changed capital adequacy requirements or Borrower agrees to a reduction in the Loans to achieve the same result.

Section 11.3. Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss, cost or expense (including the additional costs referred to in Section 11.1 above and any loss of anticipated profits) or expense that it may sustain or incur as a consequence of (a) any default by the Borrower in the payment of the principal of or interest on any Eurodollar Rate Loans or Cost of Funds Rate Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Lender to banks of funds obtained by it in order to maintain its Eurodollar Rate Loans or Cost of Funds Rate Loan, as applicable, (b) the Borrower’s making of a prepayment of or conversion of a Cost of Funds Rate Loan on a day that is not the maturity date thereof after notice thereof has been given, including (but not limited to) any loss of profit or any interest payable by the Lender to lenders of funds obtained by it in order to make or maintain its Cost of Funds Rate Loans hereunder (including the Cost of Funds Rate Prepayment Premium), (c) the Borrower’s making of any prepayment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Cost of Funds Rate Loan or a Eurodollar Daily Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Lender to lender of funds obtained by it in order to obtain such loans.

Section 11.4. Survival. Unless and only if Lender shall have made prompt demand upon Borrower for payment of amounts due under this Article XI prior to the date upon which full and final payment of the Revolving Loans and other Obligations is made, the obligations and covenants of Borrower under this Article XI shall survive the termination of this Agreement and payment of the Loans and other Obligations.

ARTICLE XII. Representations and Warranties

Section 12.1. Representations and Warranties. Borrower represents and warrants to Lender that:

(a) Existing Indebtedness. As of this date and without giving effect to the financing accommodations contemplated herein, Borrower is legally and validly indebted to Lender by virtue at the Existing Loan Documents in the principal amounts of $0 with respect to the Existing Revolving Loan, $999,999.92 with respect to the First Term Loan, $338,627.51 with respect to the Equipment Line of Credit Loan, $207,147.37 with respect to the Subsequent Term Loan, plus interest accrued and accruing thereon and costs and expenses of collection, including attorneys’ fees, and there is no defense, offset, counterclaim, right of recoupment or any independent claim or cause of action against Lender in connection therewith.

(b) Authorizations and Representations. (i) The resolutions previously adopted by the Board of Directors of Borrower and provided to Lender have not in any way been rescinded or modified and have been and continue to be in full force and effect since their adoption; (ii) all representations, warranties and covenants contained in each of the Existing Loan Documents are true and correct on and as of the date hereof; (iii) no default or event of default (howsoever defined) has occurred and is continuing under any of the Existing Loan Documents and no condition exists which would constitute a default or event of default under any of the Existing Loan Documents but for the giving of notice or passage of time, or both; and (iv) the consummation of the transactions contemplated hereby: (A) is not prevented or limited by and does not conflict with or result in a breach of the terms, conditions or provisions of any evidence of indebtedness, agreement or instrument of whatever nature to which Borrower is a party by which Borrower is bound; (B) does not constitute a default under any of the foregoing, and (C) is not in violation of any federal, state or local law, regulation or order.

(c) Existing Security Interest. All indebtedness of Borrower to Lender, whenever and however arising, including without limitation, the indebtedness arising under the Existing Loan Documents, is and continues to be secured by a duly perfected, blanket first priority lien security interest in all of Borrower’s accounts, inventory, machinery, patents, trademarks, and other general intangibles and all other assets of Borrower, and the Loans will be secured as set forth in Article XV below.

(d) Good Standing and Qualification. It is duly organized, validly existing and in good standing under the laws of the State of Delaware. It has all requisite corporate power and authority to own and operate its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by it therein or in which the transaction of its business therein makes such qualification necessary, except where such failure to be so qualified would not have a material adverse effect on the financial condition, assets or operations of the Borrower.

(e) Corporate Authority. It has full power and authority to enter into this Agreement and the other Financing Agreements to which it is a party, to make the borrowings contemplated herein, to execute and deliver the Notes and the other Financing Agreements to which it is a party, and to incur the obligations provided for herein and therein, all of which have been duly authorized by all necessary and proper corporate action. No other consent or approval or the taking of any other action in respect of shareholders or of any public authority is required as a condition to the validity or enforceability of this Agreement, the Notes, the other Financing Agreements or any other instrument, document or agreement delivered in connection herewith or therewith.

(f) Binding Agreements. This Agreement constitutes, and the Notes and the other Financing Agreements executed and/or delivered in connection herewith or therewith, when issued and delivered pursuant hereto for value received shall constitute, valid and legally binding obligations of Borrower, enforceable in accordance with their respective terms, except as enforcement may be limited by principles of equity, bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally.

(g) Litigation. Except as set forth on Schedule 12.1(g) attached hereto, (i) there are no actions, suits or proceedings pending against Borrower before any court or administrative agency, nor are there any (ii) actions, suits or proceedings threatened, which, with respect to both (i) and (ii) individually or in the aggregate, would materially and adversely affect the financial condition, assets or operations of Borrower, nor are there any such actions, suits or proceedings which question the validity of this Agreement, the Notes, any of the other Financing Agreements or any action to be taken in connection with the transactions contemplated hereby or thereby.

(h) No Conflicting Law or Agreements. The execution, delivery and performance by Borrower of this Agreement, the Notes and each other Financing Agreement, as the case may be, does not (i) violate any provision of its Certificate of Incorporation or By-laws or any order, decree or judgment, or any material provision of any statute, rule or regulation to which the Borrower may be subject; (ii) violate or conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any shareholder agreement, stock preference agreement, mortgage, indenture or other contract or undertaking to which it is a party, or by which any of its properties may be bound; and (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or assets of Borrower, except for the liens granted hereunder to Lender.

(i) Taxes. With respect to all of its taxable periods it has filed all tax returns which are required to be filed and all federal, state, municipal, franchise and other taxes shown on such filed returns have been paid or are being diligently contested by appropriate proceedings and have been reserved against, as required by generally accepted accounting principles, consistently applied.

(j) Financial Statements. It has heretofore delivered to Lender its audited annual balance sheet as of June 30, 2003, and the related statements of income, retained earnings and cash flows for the fiscal year or period then ended. Each of such statements is complete and correct in all material respects and fairly presents its consolidated financial condition as of the dates and for the periods referred to therein and has been prepared in accordance with generally accepted accounting principles. There are no liabilities, direct or indirect, fixed or contingent, of Borrower as of the dates of said balance sheets which are not reflected in such statements or in the notes thereto, except as are not required to be so reflected in accordance with GAAP.

(k) Adverse Developments. Except as set forth on Schedule 12.1(k) attached hereto, since its unaudited balance sheet as of September 30, 2003, there has been no material adverse change in its financial condition, business, operations, affairs or prospects or in any of its properties or assets.

(l) Existence of Assets and Title Thereto. Except as set forth on Schedule 12.1(l) attached hereto, it has good and marketable title to all of its properties and assets, including the properties and assets reflected in the financial statements delivered in connection herewith. None of such properties or assets are subject to any mortgage, pledge, lien, lease, encumbrance or charge, except those permitted under the terms of this Agreement, pledges or deposits in connection with or to secure workers’ compensation, unemployment or liability insurance, liens for property taxes not yet due and payable, and other similar liens arising by operation of law and not in the aggregate material.

(m) Regulations T, U and X. The proceeds of the borrowings hereunder are not being used and will not be used, directly or indirectly, for the purposes of purchasing or carrying any margin stock in contravention, or which would cause any Lender to be in violation, of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System.

(n) Compliance. Except as set forth on Schedule 12.1(n) attached hereto, it is not in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or official, nor is it in violation of any material law, statute, rule or regulation to which it is or any of its properties are subject and it has not received notice of any such default from any party and is not in default in the payment or performance of any of its material obligations to any third parties or in the performance of any material mortgage, indenture, lease, contract or other agreement to which it is a party or by which any of its assets or properties may be bound.

(o) Leases and Subleases. It enjoys quiet and undisturbed possession under all leases and subleases under which it is operating, and all of such leases and subleases are valid and subsisting and not in default.

(p) Pension Plans.

(i) No fact, including but not limited to any “reportable event”, as that term is defined in Section 4043 of ERISA, exists in connection with any Plan of any of the Companies under Sections 414(b), (c), (m), (n) and (o) of the Internal Revenue Code of 1986, as amended (the “Code”) which might constitute grounds for termination of any such Plan by the Pension Benefit Guaranty Corporation (the “PBGC”) or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan. A list of all of the Companies’ respective Plans are attached hereto on Schedule 12.1(p) attached hereto;

(ii) No “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code exists or will exist upon the execution and delivery of this Agreement and the other Financing Agreements, or the performance by the parties hereto or thereto of their respective duties and obligations hereunder and thereunder;

(iii) Each of the Companies agrees to do all acts, including, but not limited to, making all contributions necessary to maintain compliance with ERISA or the Code, and agrees not to terminate any such Plan in a manner (or do or fail to do any act) which could result in the imposition of a lien on any of its properties pursuant to Section 4068 of ERISA;

(iv) None of the Companies sponsors or maintains, and has never contributed to, and has not incurred any withdrawal liability under a “multi-employer plan” as defined in Section 3 of ERISA and none of the Companies has any written or verbal commitment of any kind to establish, maintain or contribute to any “multi-employer plan” under the Multi-employer Pension Plan Amendment Act of 1980;

(v) None of the Companies has any unfunded liability in contravention of ERISA and the Code;

(vi) Each and every Plan complies currently, and has complied in the past, both as to form and operation, with its terms and with provisions of the Code and ERISA, and all applicable regulations thereunder and all rules issued by the Internal Revenue Service U.S. Department of Labor and the PBGC and as such, is and remains a “qualified” plan under the Code;

(vii) No actions, suits or claims are pending (other than routine claims for benefits) against any Plan, or the assets of any such Plan;

(viii) The Companies have performed all obligations required to be performed by it under any Plan and the Companies are not in default, or in violation of any Plan, and have no knowledge of any such default or violation by any other party to any and all Plans;

(ix) No liability has been incurred by any of the Companies to the PBGC or to participants or beneficiaries on account of any termination of a Plan subject to Title IV of ERISA, no notice of intent to terminate a Plan has been filed by (or on behalf of) any of the Companies pursuant to Section 4041 of ERISA and no proceeding has been commenced by the PBGC pursuant to Section 4042 of ERISA;

(x) The reporting and disclosure provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 have been complied with for all such Plans.

(q) Deferred Compensation Arrangements. Except as set forth in Schedule 12.1(q) attached hereto, none of the Companies have entered into deferred compensation plans, arrangements or commitments (each, individually an “Arrangement”). With respect to each such Arrangement:

(i) Such Arrangement complies currently, and has complied in the past, both as to form and operation, with its terms and the provisions of the Code and ERISA and all applicable laws, rules and regulations;

(ii) The disclosure and reporting provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 have been satisfied;

(iii) Such Arrangement is legally valid and binding and is in full force and effect;

(iv) The Companies have made all contributions required to be made under such Arrangement and no contributions are currently due and owing thereunder;

(v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the best of the Companies’ knowledge, which could be reasonably expected to be asserted against such Arrangement; and

(vi) The Companies have performed all obligations required to be performed by it under such Arrangement and the Companies are not in default or in violation of, and the Companies have no knowledge of a such default or violation by any other party to such Arrangement.

Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Section 12.1(q) are qualified in their entirety by the disclosure set forth in Schedule 12.1(q) attached hereto.

(r) Chief Executive Office. Its chief executive office and principal place of business, and the office where its books and records concerning Collateral are kept, is as set forth in the first paragraph of this Agreement and in Schedule 12.1(r) attached hereto.

(s) Places of Business. It has no other places of business and locates no Collateral, specifically including books and records, at any location other than as set forth in Schedule 12.1(s) attached hereto. It shall maintain a full and complete set of its books and records in its offices at the chief executive office described in the immediately preceding paragraph.

(t) Contingent Liabilities. Other than the CII Agreement, it is not a party to any suretyship, guaranty or other similar type agreement, nor has it offered its endorsement to any individual, concern, corporation or other entity or acted or failed to act in any manner which would in any way create a contingent liability that does not appear in the financial statements referred to hereinbefore.

(u) Contracts. After giving effect to the transactions contemplated upon the closing of this Agreement, no material contract, governmental or otherwise, to which it will be a party is subject to renegotiations, nor will it be in default of any material contract to which it is a party.

(v) Unions and Pensions. It is not a party to any collective bargaining or union agreement.

(w) Licenses. It has or, with respect to the conduct of its business in California, has applied and reasonably expects to be granted, all material licenses, permits and other permissions required by any government, agency or subdivision thereof, or from any licensing entity to which Borrower may be subject, necessary for the conduct of its business, all of which it represents to be in good standing and in full force and effect.

(x) Collateral. After giving effect to the transactions contemplated upon the closing of this Agreement, it will continue to be the sole owner of the Collateral free and clear of all liens, encumbrances, security interests and claims except the liens granted to Lender hereunder and the security interests and liens listed on Schedule 12.1(x) attached hereto. Borrower is fully authorized to grant a security interest in each and every item of the Collateral to Lender. All documents and agreements related to the Collateral shall be true and correct and in all respects what they purport to be. All signatures and endorsements that appear thereon shall be genuine and all signatories and endorsers shall have full capacity to contract. None of the transactions underlying or giving rise to the Collateral shall violate any applicable state or federal laws or regulations. All documents relating to the Collateral shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms. Borrower agrees to defend the Collateral against the claims of all persons other than Lender. Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Section 12.1(x) are qualified in their entirety by the disclosure set forth in Schedule 12.1(x) attached hereto.

(y) Tradenames. It does not have any material tradenames other than as set forth in Schedule 12.1(y) attached hereto.

(z) Financial Information. All financial information, including, but not limited to information relating to the Receivables and Inventory, submitted by it to Lender, whether previously or in the future, is and will be true and correct in all material respects, and is and will be complete insofar as may be necessary to render it a true and accurate depiction of the subject matter to which it relates.

(aa) Parent or Subsidiary Corporations. Borrower has no parent corporation and has no Subsidiaries other than as set forth in Schedule 12.1(aa) attached hereto.

(bb) Environmental Matters.

(i) It has obtained all permits, licenses and other authorizations which are required under all Environmental Laws. It is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(ii) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by Borrower to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials.

(iii) No oral or written notification of a release of any Hazardous Material has been filed by or against Borrower and no property now or previously owned, leased or used by it, including without limitation, the Premises, is listed or proposed for listing on the Comprehensive Environmental Response, Compensation and Inventory of Sites or National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state or federal list of sites requiring investigation or cleanup.

(iv) There are no liens or encumbrances arising under or pursuant to any Environmental Laws on any of the property or properties owned, leased or used by it, including without limitation, any of the properties owned or leased by it, and no governmental actions have been taken or are in process which could subject any of such properties to such liens or encumbrances or, as a result of which Borrower would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

(v) Neither it nor, to the best knowledge of Borrower, any previous owner, tenant, occupant or user of any property owned, leased or used by Borrower, has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, or in or about such property, or (ii) transported or had transported any Hazardous Materials to such property except to the extent such Hazardous Materials are raw products commonly used in day-to-day manufacturing operations of such property and, in such case, in compliance with, all Environmental Laws; (iii) engaged in or permitted any operations or activities which would allow the facility to be considered a treatment, storage or disposal facility as that term is defined in 40 CFR 264 and 265, (iv) engaged in or permitted any operations or activities which would cause any of Borrower’s properties to become subject to The Connecticut Transfer Act. Section 22a-134 et sea. C.G.S., or (v) constructed, stored or otherwise located Hazardous Materials on under, in or about any such property except to the extent commonly used in day-to-day operations of any such property and, in such case, in compliance with all Environmental Laws. Further, to the best knowledge of Borrower, no Hazardous Materials have migrated from other properties upon, about or beneath any such property.

(cc) Use of Proceeds. It will use the proceeds of the Loans as follows: (i) the proceeds of the Revolving Loan shall be used solely for working capital or other business purposes; (ii) the proceeds of the Equipment Loans shall be used solely to finance the purchase of Eligible Equipment; and (iii) the proceeds of the Acquisition Loan shall be used solely to finance Qualifying Acquisitions.

ARTICLE XIII. Conditions of Lending

Section 13.1. Conditions of the First Stage Loan. Subject to the terms hereof, the obligation of Lender to make the first Revolving Loan, the First Stage Equipment Loan and consolidate the Existing Term Loans into the Term Loan under this Agreement is subject to the fulfillment of the following conditions precedent at the time of the execution of this Agreement:

(a) Notes. Lender shall have received a duly executed Revolving Loan Note, Term Loan Note, and the Equipment Loan Note each drawn to its order.

(b) Evidence of Corporate Action. Lender shall have received certified copies of all corporate action (in form and substance satisfactory to Lender) taken by Borrower to authorize the execution, delivery and performance of this Agreement, the Notes, and the other Financing Agreements to which it is a party, and the borrowings to be made hereunder and thereunder, together with true copies of Borrower’s Certificate of Incorporation and By-laws and such other papers as Lender or its counsel may require.

(c) Opinion of Counsel. Lender shall have received a favorable written opinion of counsel for Borrower, accompanied by such supporting documents as Lender or its counsel may require.

(d) UCC-1 Financing Statements. Lender shall have received from Borrower duly executed UCC-1 financing statements and such other documents as Lender deems necessary or proper to ensure the continued perfection of its security interest in the Collateral, all of which shall be in form, scope and substance satisfactory to Lender and its counsel.

(e) Further Documents. Lender shall have received such further documents, instruments and agreements as Lender may request, including without limitation, title insurance or an attorneys’ certificate of title, landlord’s agreements, warehouse agreements, and evidence that the insurance policies and certificates evidencing adequate insurance and coverage on Borrower’s assets are currently in full force and effect, continue to name Lender as loss payee or additional insured, as the case may be, and that the premiums are current.

Section 13.2. Conditions of Further Loans. In addition to the conditions in Section 13.1 above, Lender shall make no further Revolving Loans, Acquisition Loan or Equipment Loans (collectively, the “Further Loans”) unless the following conditions shall exist or have been satisfied by Borrower at the time any Further Loan is requested:

(a) Absence of Termination or Default. Lender shall not have terminated the Revolving Loan facility or the Equipment Loan facility hereunder, nor shall a Defaulting Event exist or have occurred.

(b) Compliance Certificates. On the date of each Revolving Loan, Acquisition Loan or Equipment Loan hereunder and after giving effect thereto, Borrower shall have delivered to Lender, upon Lender’s request, a certificate (a “Compliance Certificate”) executed by its chief financial officer which states, among other things, that: (i) Borrower has complied, and is then in compliance, with all the terms, covenants and conditions of this Agreement and the other Financing Agreements to which it is a party; (ii) there exists no Event of Default or Defaulting Event; and (iii) the representations and warranties contained herein and in the other Financing Agreements are true and correct in all material respects with the same effect as though such representations and warranties had been made at the time of each Further Loan.

(c) Revolving Loan Borrowing Base and Equipment Loan Borrowing Base. The indebtedness of Borrower by virtue of the making of any Revolving Loan or Equipment Loan shall not exceed the Revolving Loan Borrowing Base or the Equipment Loan Borrowing Base, respectively. Borrower shall not request any Revolving Loan or Equipment Loan if the effect of such Revolving Loan or Equipment Loan shall be to cause the aggregate balance of all Revolving Loans or Equipment Loans to exceed the Revolving Loan Borrowing Base or the Equipment Loan Borrowing Base, respectively.

(d) Further Documents. Lender shall have received such further documents, instruments and agreements as Lender may reasonably request.

ARTICLE XIV. Covenants

A. Affirmative Covenants.

Borrower covenants and agrees that from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement, unless Lender otherwise consents in writing, Borrower shall:

Section 14.1. Financial Statements. Deliver or caused to be delivered to Lender: (a) within thirty (30) days after the close of each fiscal month of Borrower, internally prepared financial statements of Borrower including balance sheets as of the close of such month, and statements of income and retained earnings for such month and for that portion of the fiscal year-to-date then ended, all of which financial statements shall be prepared on a basis consistent with that of the preceding period or containing disclosure of the effect on financial condition or results of operations, and which shall be certified by the chief financial officer of Borrower as being accurate and fairly presenting the financial condition of Borrower; (b) within one hundred five (105) days after the close of each fiscal year of Borrower, audited financial statements including a balance sheet as of the close of such fiscal year and statements of income, stockholders’ capital and cash flow for the year then ended, both prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial condition or results of operations of any change in the application of accounting principles during the year, and accompanied by a report thereon containing an unqualified opinion of a recognized certified public accounting firm selected by Borrower and reasonably satisfactory to Lender (it being hereby agreed and understood that Deloitte & Touche USA LLP is an accounting firm satisfactory to Lender), which opinion shall state that such financial statements fairly present the financial condition and results of operations of Borrower in accordance with generally accepted accounting principles; (c) at least thirty (30) days prior to the close of each fiscal year of Borrower, internally prepared drafts of annual projections of Borrower, in form, scope and substance satisfactory to Lender; (d) within forty-five days of the close of each fiscal quarter of the Borrower, a Compliance Certificate; (e) within fifteen (15) days of the close of each month, monthly aging of accounts receivable and accounts payable, inventory status reports, ineligible calculations and reconciliations, all in form, scope and substance satisfactory to Lender; (f) contemporaneously with the delivery to shareholders or governmental agencies, copies of all reports and information delivered to shareholders or filed with governmental agencies, including without limitation, Forms 10-K and 10-Q; (g) promptly upon Lender’s written request, such other information about the financial condition and operations of Borrower as Lender may, from time to time, reasonably request; and (h) promptly upon becoming aware of any Event of Default, or the occurrence or existence of a Defaulting Event, notice thereof in writing. Notwithstanding anything to the contrary contained herein, the requirements herein with respect to interim financial statements shall be subject to normal and customary year-end audit adjustments and the fact that footnotes sufficient to satisfy the requirements of the Securities and Exchange Act of 1934, as amended, need not be as extensive as what may be required by generally accepted accounting principles.

Section 14.2. Insurance and Endorsements. (a) Keep its properties and cause the Premises to be insured against fire and other hazards (pursuant to so-called “All Risk” coverage) in amounts and with companies satisfactory to Lender to the same extent and covering such risks as is customary in the same or a similar business; maintain public liability coverage, including without limitation, products liability coverage, against claims for personal injuries or death; and maintain all worker’s compensation, employment or similar insurance as may be required by applicable law; and (b) all insurance shall contain such terms, be in such form, and be for such periods reasonably satisfactory to Lender, and be written by carriers duly licensed by the appropriate governmental authorities of each state where any Collateral is located. Without limiting the generality of the foregoing, such insurance must provide that it may not be canceled without thirty (30) days’ prior written notice to Lender. Borrower shall cause Lender to be endorsed as a loss payee with a long form Lender’s Loss Payable Clause, in form and substance acceptable to Lender on all such insurance. In the event of failure to provide and maintain insurance as herein provided, Lender may, at its option, provide such insurance and charge the amount thereof to the Revolving Loan Account. Borrower shall furnish to Lender certificates or other satisfactory evidence of compliance with the foregoing insurance provisions. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest to make proofs of loss and claims for insurance, and to receive payments of the insurance proceeds and execute and endorse all documents, checks and drafts in connection with payment of such insurance. Any insurance proceeds received by Lender shall be applied to the Obligations in such order and manner as Lender shall determine in its sole discretion.

Section 14.3. Tax and Other Liens. Comply in all material respects with all statutes and government regulations and pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it or their property which, if unpaid, might become a lien or charge against Borrower or its properties, except for any of the foregoing being contested in good faith and against which adequate reserves have been established in accordance with generally accepted accounting principles.

Section 14.4. Place of Business; Locations of Collateral. Maintain its chief place of business and chief executive offices at the address set forth in the introductory sentence hereof and its other places of business as set forth in Schedule 14.4 hereto unless Borrower shall have given Lender thirty (30) days’ prior written notice of each change in such place of business. Locate no Collateral at any location other than the Premises; provided, however, that (a) Borrower may locate inventory (other than work-in-process at customers’ premises) at locations other than the Premises which in the aggregate at any one time does not have a value of more than $100,000, and (b) Borrower may locate work-in-process at customers’ premises.

Section 14.5. Inspections. Allow Lender by or through any of its officers, attorneys, and/or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any related agreement, instrument and document is being performed, to enter the offices and plants of Borrower to examine or inspect any of the properties, books and records or extracts therefrom, to make copies of such books and records or extracts therefrom and to make complete environmental studies and/or investigations, and to discuss the affairs, finances and accounts thereof with Borrower all at such reasonable times, upon reasonable notice and as often as Lender or any representative of Lender may reasonably request.

Section 14.6. Litigation. Promptly advise Lender of the commencement or threat of litigation, including arbitration proceedings and any proceedings before any governmental agency (but excluding product liability claims which are either fully covered by insurance or adequately covered by insurance and which are not likely to have a material adverse effect on the business, assets or condition (financial or otherwise) of Borrower), which is instituted against Borrower and is reasonably likely to have a materially adverse effect upon the condition financial, operating or otherwise, of Borrower.

Section 14.7. Maintenance of Existence. Maintain its corporate existence and comply with all valid and applicable statutes, rules and regulations, and maintain its properties in good repair, working order and operating condition. Borrower shall immediately notify Lender of any event causing material loss in the value of their assets.

Section 14.8. Inventory. Allow Lender to examine and inspect the Inventory at reasonable times and intervals and upon reasonable notice. Borrower shall immediately notify Lender of any event causing material loss or depreciation in value of Inventory and the amount of such loss or depreciation.

Section 14.9. ERISA. Immediately notify Lender of any event which causes it not to be in compliance with ERISA in all material respects.

Section 14.10. Notice of Certain Events. Give prompt written notice to Lender of:

(a) any material dispute that may arise between Borrower and any governmental regulatory body or law enforcement agency;

(b) any labor controversy resulting or likely to result in a strike or work stoppage against Borrower;

(c) any proposal by any public authority to acquire the assets or business of Borrower;

(d) the location of any Collateral other than at Borrower’s places of business disclosed in this Agreement (other than Collateral in transit in the ordinary course of Borrower’s business);

(e) any proposed or actual change of the name, identity or legal form of organization of Borrower;

(f) any circumstance or event by virtue of which or in connection with which Borrower may have incurred or may incur any liability, expense or responsibility under any Environmental Law, including,

without limitation: (i) any Release of any Hazardous Material required to be reported to any federal, state or local governmental authority instrumentality or agency under any applicable Environmental Law; (ii) any and all written communications with respect to claims or suits under any applicable Environmental Law or any Release of Hazardous Material required to be reported to any federal, state or local governmental authority, instrumentality or agency; (iii) any remedial action taken by Borrower or any other person in response to (A) any Hazardous Material on, under or about the properties or assets of Borrower, the existence of which may give rise to a claim or suit resulting in a material change of Borrower’s business operations or financial condition, or (B) any claim or suit resulting in a material change of Borrower’s business operations or financial condition; (iv) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of Borrower’s business premises which may cause such premises to be in violation of any Environmental Law or to be subject to any restrictions on the ownership, occupation, transferability or use thereof under any Environmental Law and (v) any request for information from any federal, state or local governmental authority, instrumentality or agency that indicates such entity is investigating Borrower’s potential responsibility for a Release of Hazardous Material;

(g) any other matter which has resulted or is reasonably likely to result in a material adverse change in the financial condition or operations of Borrower;

(h) any information received by Borrower with respect to any Receivable that may materially affect the value thereof or the rights and remedies of Lender with respect thereto; and

(i) any action, suit or claim pending or which is threatened or asserted against Borrower.

Section 14.11. Defaults. Upon the occurrence of an Event of Default or of a Defaulting Event, give prompt written notice of such occurrence to Lender signed by the president or chief financial officer of Borrower describing such occurrence and the action, if any, being taken to cure the Event of Default or Defaulting Event.

Section 14.12. Duties. Borrower has complied and will continue to comply with any and all material federal, state and local laws affecting its business, including, but not limited to, payment of all federal and state taxes with respect to sales to Account Debtors by Borrower and disclosures in connection therewith. Borrower agrees to indemnify Lender against and hold Lender harmless from, all claims, actions and losses, including reasonable attorney’s fees and costs incurred by Lender arising from any contention, whether well founded or otherwise, that there has been a failure to comply with such laws.

Section 14.13. Collateral Duties. At the request of Lender, Borrower will join with Lender in executing one or more financing statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable law in form satisfactory to Lender and will pay the cost of filing the same in all public offices wherever filing is deemed by Lender to be necessary or desirable. A legible carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees to furnish any such information to Lender promptly upon request. Borrower also ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the Closing Date. All reasonable charges, expenses and fees Lender may incur in filing any of the foregoing, together with reasonable costs and expenses of any lien search required by Lender, and any taxes relating thereto, shall be charged to the Revolving Loan Account and added to the Obligations.

Section 14.14. Audit and Appraisals by Lender; Fees. Permit Lender by or through any of its officers, employees or other representatives to audit the books and records of Borrower and to conduct or cause to be conducted appraisals of Borrower’s assets at such times, upon reasonable notice, and in such manner and detail as Lender deems reasonable. Without limiting the generality of the foregoing, Lender shall be allowed to verify the Receivables and Inventory of Borrower and to confirm with Account Debtors the validity and amount of Receivables. Lender is hereby authorized to charge any such audit and appraisal fees and expenses to the Revolving Loan Account. Notwithstanding the foregoing, so long as no Event of Default has occurred, Lender shall not conduct more than (i) two (2) audits per calendar year and (ii) one (1) appraisal per two consecutive calendar years, exclusive of any audits or appraisals conducted in connection with a Qualifying Acquisition, whether or not such Qualifying Acquisition is consummated.

Section 14.15. Bank Accounts. Maintain all of its bank accounts, including without limitation, its operating and depository accounts, at Lender; provided however, the Borrower shall be permitted to have operating and depository accounts not maintained by Lender so long as either (i) the aggregate amount on deposit therein (not including for payroll) does not exceed $100,000 at any one time and so long as it is necessary for Borrower to have such accounts because Lender does not maintain a branch convenient to Borrower for the purposes of such account or (ii) the Borrower has on deposit with Lender an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans.

Section 14.16. Pledge. Pledge to the Lender when acquired all of its stock or similar equity interests in any Foreign Subsidiary (subject to appropriate legal and tax limits) pursuant to the terms of a pledge agreement reasonably satisfactory in form and substance to the Lender.

Section 14.17. Goods in Possession of Bailee. If any goods, individually or in the aggregate having a cost of more than $100,000, are at any time in the possession of any one bailee, Borrower shall promptly notify Lender thereof and, if requested by Lender, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Lender, that the bailee holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender, without the further consent of Borrower. Lender agrees with Borrower that Lender shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Borrower with respect to the bailee.

Section 14.18. Letters of Credit. If Borrower is at any time a beneficiary under a letter of credit in a face amount in excess of $100,000 now or hereafter issued in favor of Borrower, Borrower shall promptly notify Lender thereof and, at the request and option of Lender, Borrower shall, pursuant to an agreement in form and substance satisfactory to Lender, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (b) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an Account.

Section 14.19. Commercial Tort Claims. If Borrower shall at any time hold or acquire a commercial tort claim, Borrower shall immediately notify Lender in a writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

B. Negative Covenants.

The Borrower covenants and agrees that from the date hereof until payment and performance in full of all Obligations and until the termination of this Agreement, unless Lender otherwise consents in writing, the Borrower shall not:

Section 14.20. Encumbrances. Incur or permit to exist any lien, mortgage, charge or other encumbrance against any of its properties or assets, whether now owned or hereafter acquired, except: (a) liens required or expressly permitted by this Agreement; (b) pledges or deposits in connection with or to secure worker’s compensation, unemployment or liability insurance; (c) those listed on Schedule 12.1(x) attached hereto; and (d) purchase money liens securing financing for machinery and equipment purchased in the ordinary course of business as permitted pursuant to Section 14.21(b) below.

Section 14.21. Limitation on Indebtedness. Create, incur or guarantee any indebtedness or obligation for borrowed money (including without limitation, any reimbursement obligations for any letter of credit issued by any financial institution) or issue or sell any of its obligations to any lender, except: (a) as set forth on Schedule 14.21 attached hereto; (b) purchase money financing and/or obligations in respect of Capitalized Leases, for machinery and equipment purchased or leased in the ordinary course of business in the aggregate principal amount of not greater than $350,000 in any fiscal year; and (c) indebtedness in respect of Hedging Agreements.

Section 14.22. Contingent Liabilities. Assume, guarantee, endorse or otherwise become liable upon the obligations of any person, firm or corporation, or enter into any purchase or option agreement or other arrangement having substantially the same effect as such a guarantee, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

Section 14.23. Consolidation or Merger. Merge into or consolidate with or into any entity.

Section 14.24. Loans, Advances, Investments. Except as disclosed on Schedule 14.24, make or permit to exist any loans or advances to, or purchase any stock, other securities or evidences of indebtedness of, or make or permit to exist any investment (including without limitation the acquisition of stock of a corporation) in, or acquire any assets or any other interest whatsoever in, any other person (“Loans, Advances and Investments”); provided, however, that (a) Borrower shall be permitted to make investments in short-term direct obligations of the United States Government so long as such obligations mature not more than one (1) year after the date of acquisition thereof and that Lender continues to have a duly perfected first lien security interest in such obligations in form, scope and substance satisfactory to Lender, (b) Borrower shall be permitted to make loans to its officers, directors and shareholders in the ordinary course of business in the aggregate principal amount of not greater than $25,000 at any time, and advances for travel expenses incurred in the ordinary course of Borrower’s business, and (c) in addition to Loans, Advances and Investments permitted pursuant to clauses (a) and (b) above, Borrower shall be permitted to make additional Loans, Advances and Investments (other than loans or advances to any other Person) so long as, (x) at the time Borrower makes any such additional Loans, Advances and Investments (and after giving effect to the making of any such Loan, Advance or Investment) Borrower has (or will have) $5,000,000 in Excess Availability, (y) any Loans, Advances and Investments which are the acquisition of any Person, business, division, or specified group of assets by the Borrower meet the conditions set forth in the definition of “Qualifying Acquisition” other than the conditions set forth in clause (i) of such definition, and (z) the aggregate amount of such additional Loans, Advances and Investments and Acquisitions and Dividends pursuant to Section 14.25 does not, after the Closing Date, exceed $1,000,000. Lender acknowledges that Borrower has advised it that Borrower may, in the future, desire to acquire interests in other persons and, in connection with any such acquisition, Borrower may request financing from Lender to fund any such acquisition.

Section 14.25. Acquisition of Stock of Borrower; Dividends. Purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire, any of the capital stock of Borrower, whether now or hereafter outstanding, or declare or pay any dividend, or make any distribution to any of its stockholders (“Acquisitions and Dividends”); provided, however that Borrower shall be permitted to make or pay (as the case may be) Acquisitions and Dividends so long as (a) at the time Borrower makes or pays (as the case may be) any Acquisitions and Dividends (and after giving effect to the making of any such Acquisitions and Dividends) Borrower has (or will have) $5,000,000 in Excess Availability, (b) at the time Borrower makes or pays (as the case may be) any Acquisitions and Dividends no Event of Default or Defaulting Event has occurred and is continuing (c) after giving effect to any

Acquisition and Dividend no Defaulting Event or Event of Default will exist and (d) the aggregate amount of Acquisitions and Dividends and additional Loans, Advances and Investments pursuant to Section 14.24 does not, after the Closing Date, exceed $1,000,000.

Section 14.26. Sale and Lease of Assets. Except as set forth on Schedule 14.26 attached hereto and except for the sale of any asset no longer used in Borrower’s business having a value not exceeding $10,000, sell or lease any of the assets of the Borrower, except for sales of inventory in the ordinary course of business consistent with past practices and on an arms-length basis.

Section 14.27. Name Changes. (a) Change its name from that set forth in this Agreement, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, and (b) change its type of organization jurisdiction or organization or other legal structure. If the Borrower does not have an organizational identification number and later obtains one, the Borrower shall forthwith notify the Lender of such organizational identification number.

Section 14.28. Prohibited Transfers. Transfer, in any manner, either directly or indirectly, any cash, property, or other asset to any parent or any of its affiliates or Subsidiaries, other than sales made in the ordinary course of business and for fair consideration on terms no less favorable than if such sale had been an arms-length transaction between Borrower or such Subsidiary and an unaffiliated entity.

Section 14.29. Leasebacks. Lease any real estate or other capital asset from any lessor who shall have acquired such property from Borrower.

Section 14.30. CII Agreement. Amend the CII Agreement or make payment of any sums to CII in violation of the CII Agreement.

C. Financial Covenants.

Borrower agrees and covenants that from the date hereof until the payment and performance in full of all Obligations, and until the termination of this Agreement, Borrower shall not:

Section 14.31. Fixed Charge Coverage Ratio. On the last day of each fiscal quarter of the Company permit its Fixed Charge Coverage Ratio to be less than 1.25 to 1.0.

Section 14.32. Minimum Availability. At any time permit its Excess Availability to be less than $2,000,000.

ARTICLE XV. Collateral

Section 15.1. Grant. To secure the prompt payment and performance of each and all of the Obligations, the Borrower pledges, assigns, transfers and grants to Lender a continuing first priority security interest in the following property of Borrower, whether now owned or hereafter acquired or arising (the “Collateral”):

(a) All accounts and accounts receivable related to or arising from the sale or lease of inventory or rendition of services by Borrower (the “Accounts”) and all other accounts, contracts, contract rights, general intangibles related to or arising from any account, notes, documents, chattel paper (whether tangible or electronic), deposit accounts, letter of credit rights (whether or not the letter of credit is evidenced by a writing), supporting obligations, commercial tort claims, instruments, acceptances, drafts or other forms of obligations and receivables (collectively with the Accounts, the “Receivables”), whether or not the same are listed on any schedules assignments or reports furnished to Lender from time to time, and whether such Receivables are now existing or are created or arise at any time hereafter, together with all goods, inventory and merchandise returned by or reclaimed by or repossessed from customers wherever such goods, inventory and merchandise are located, and all proceeds thereto including without limitation, proceeds of insurance thereon and all guaranties, securities, and liens which Borrower may hold for the payment of any such Receivables, including without limitation, all rights of stoppage in transit, replevin and reclamation and all other rights and remedies of an unpaid vendor or lienor, and any liens held by Borrower as a mechanic, contractor, subcontractor, processor, materialman, machinist manufacturer, artisan, or otherwise;

(b) All documents, instruments, documents of title, general intangibles, policies and certificates of insurance, guaranties, securities chattel paper, deposits, tax returns, proceeds of insurance, proceeds of an eminent domain or condemnation award, cash, liens or other property, which are now or may hereinafter be in the possession of Borrower or as to which Borrower may now or hereafter control possession by documents of title or otherwise, including, but not limited to, all property allocable to unshipped orders relating to Receivables and Inventory;

(c) All books, records, customer lists, supplier lists, ledgers, evidences of shipping, invoices, purchase orders, sales orders and all other evidences of Borrower’s business records, including all cabinets, drawers, etc. that may hold the same; computer records, lists, software, programs, wherever located, all whether now existing or hereafter arising or acquired;

(d) All of Borrower’s inventory, whether now owned or hereafter acquired (collectively, the “Inventory”), including without limitation : (i) all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, findings or component materials, and all supplies, goods, incidentals, office supplies, packaging materials, and any and all items including machinery and equipment used or consumed in the operation of the business of Borrower or which contribute to the finished product or to the, sale, promotion and shipment thereof, in which Borrower may now or at any time hereafter have an interest, whether or not such inventory is listed in this Agreement on any reports furnished to Lender from time to time; (ii) all inventory whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of Borrower or is held by Borrower or by others for the Accounts, including without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers; (iii) all inventory which may be located on the premises of Borrower or of any carrier, forwarding agents, truckers, warehousemen, vendors, selling agents or third parties; (iv) all general intangibles relating to or arising out of inventory; (v) all proceeds and products of the foregoing resulting from the sale, lease or other disposition of inventory, including cash, accounts receivable, other non-cash proceeds and trade-ins; and (vi) with respect to after-acquired inventory, the security interest shall be deemed to be a purchase money security interest;

(e) All general intangibles, including without limitation, tax refunds, investment property, proceeds of insurance eminent domain awards, condemnation proceeds, and patents, copyrights, tradenames, trademarks, applications therefor, and licenses to any patent, copyright, trademark, or tradename that Borrower now owns, has the right to use or may hereafter own or acquire the right to use;

(f) All equipment, machinery, appliances, and furniture and fixtures, now existing or hereafter arising, wherever located, and all contracts, contract rights and chattel paper arising out of any lease of any of the foregoing;

(g) All other collateral in which Borrower may hereafter grant to Lender a security interest; and

(h) All renewals, substitutions, replacements, additions, accessions, proceeds, and products of any and all of the foregoing,

including without limitation, all proceeds of credit, fire and other insurance and also including, without limitation, rents and profits resulting from the temporary use of the Collateral.

Provided, however, that notwithstanding anything in this Section 15.1 to the contrary: (A) the priority of Lender’s lien in chattel paper shall be subject to the proper perfection thereof; (B) the Lender’s lien in Borrower’s intellectual property is subject to existing licenses of certain thereof to Raychem Corporation, and to existing licenses of certain thereof to Automation Electronics, Inc. and AMT, N.V.; and (C) the Collateral shall not include any of Borrower’s right, title and interest in, to and under any of the following: (i) Borrower’s inventory of finished goods and work-in-process of its Ultravalve microprocessor controlled bath and shower valves product line (the “Product Line”), including the version of the Memry safe valve used in the Product Line (which is not currently used by Borrower for any other purpose), as well as the raw materials owned by Borrower that are used exclusively for the Product Line; (ii) the Borrower’s registered trademark Ultravalve, with U.S. Registration No. 2,122,691 and a registration date of December 23, 1997; (iii) the Borrower’s U.S. patent no. Des. 313,761, dated January 15, 1991, actuator plate for temperature control valve; (iv) the following intellectual property of the Borrower, to the extent (and only to the extent) that they relate exclusively to the Product Line or Borrower’s business of manufacturing and selling the Product Line: (a) all trade dress and logos, including any goodwill associated therewith; (b) all copyrightable works, all copyrights, and any applications, registrations and renewals in connection therewith; (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, diagrams, test procedures, specifications, customer and supplier lists, catalogs, pricing and cost information, and business and marketing plans and proposals); (d) all other similar proprietary rights; and (e) all copies and tangible embodiments thereof (in whatever form or medium); (v) the specified tangible assets of Borrower set forth on Schedule 15.1 hereto; and (vi) Borrower’s right, title and interest in, to and under (x) the Agreement, dated February 22, 1995, between the Borrower and American Standard, Inc., (y) the IAPMO Research and Testing, Inc. Certificate of Listing relating to the Product Line, and (z) the Underwriters Laboratories Inc. listings relating to the Product Line.

ARTICLE XVI. Events of Default

Section 16.1. Events of Default. Any and all Obligations, including without limitation, the Obligations arising pursuant to or in connection with the Loans, shall, at the option of Lender and notwithstanding any time or credit allowed by any Notes or agreement, become immediately due and payable if any one or more of the following events (collectively, “Events of Default” and individually, an “Event of Default”) shall occur:

(a) Borrower’s failure to pay principal, interest or, within three (3) days of when due, any other sum due hereunder or under the Notes;

(b) Borrower’s failure to pay or perform when due any other covenant, duty, indebtedness, liability or obligation arising under this Agreement, the Notes or any of the other Financing Agreements, or any other Obligation (provided, however, that the Borrower’s failure to perform any of the obligations set forth in Sections 14.3, 14.6, 14.7, 14.9, 14.12 and 14.13 shall not constitute an Event of Default unless and until such failure continues for thirty (30) days or more);

(c) the making by Borrower of any misrepresentation of a material fact to Lender;

(d) the filing, making or issuance of any lien, levy, seizure, attachment, garnishment, injunction, execution, tax lien or judgment upon or against Borrower or any of the Collateral, or any other property or assets of Borrower which is not discharged or removed within a period of thirty (30) days from the date of such filing, making or issuance;

(e) any of the following of, by, or involving Borrower: insolvency (failure to pay debts as they mature or where the fair value of assets is not in excess of liabilities); business failure; appointment of a receiver or custodian; assignment for the benefit of creditors; calling of a meeting of creditors; appointment of a committee of creditors, or liquidating banks, or offering of a composition extension to creditors; or the commencement of any proceedings under any bankruptcy or insolvency law;

(f) Borrower’s failure to keep the Collateral insured against loss by fire or otherwise for the full insurable value thereof with companies and for coverages (including Lender’s Long Form Loss Payable Endorsement) acceptable to Lender and making the loss, if any, payable to Lender;

(g) the loss, revocation or failure to renew any license and/or permit now held or hereafter acquired by Borrower which materially adversely affects the ability of Borrower to continue their operations as presently conducted;

(h) the declaration of a default under any obligation of Borrower for borrowed money to any other creditor;

(i) the occurrence of any event or circumstance with respect to the Borrower such that Lender shall reasonably and in good faith believe that the prospect of payment of all or any part of Obligations or the performance by the Borrower under this Agreement, or any other agreement between the Lender and the Borrower, is impaired; or

(j) the receipt by Lender of a Put Notice from Connecticut Innovations, Inc. (as defined in the CII Agreement); provided, however, that if the total amount owed pursuant to any such Put Notice is permitted to be paid pursuant to Section 14.25 and such amount is paid (i) in accordance with the terms of the CII Agreement and such Put Notice and (ii) within fourteen (14) days of Lender’s receipt of a Put Notice from Connecticut Innovations, Inc., the receipt of such Put Notice shall not be deemed an Event of Default hereunder.

Upon the occurrence of any Event of Default, at the option of Lender: (x) any and all Obligations, including without limitation, the Obligations arising from or in connection with the Loans, shall become immediately due and payable, and (y) Borrower’s eligibility to request any further Loans shall automatically and immediately terminate, without presentment, demand, protest, notice of protest or other notice or requirements of any kind, all of which Borrower expressly waives. Notwithstanding the foregoing sentence, if any Event of Default under clause (e) occurs, the acceleration of the Obligations and termination of Borrower’s eligibility to request further Loans shall be automatic.

At any time after an Event of Default, Lender may proceed to enforce the rights of Lender whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement, the Notes or the other Financing Agreements, or in aid of the exercise of any power granted in either this Agreement or the Notes or any other Financing Agreement, or it may proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of such rights, or proceed to enforce any legal or equitable right which Lender may have by reason of the occurrence of any Event of Default hereunder.

ARTICLE XVII. Collection of Receivables

Section 17.1. Lockbox Agreement. All Receivables shall be directed to and deposited in a lockbox established by Lender pursuant to a lockbox agreement in form and substance satisfactory to the Lender (“Lockbox Agreement”).

Section 17.2. Computation. Collections of Receivables shall be credited to the Obligations of Borrower; provided, however, that all credits shall be conditional credits subject to collection and that returned items at Lender’s option, may be charged to Borrower; and further provided that for purposes of the computation of interest, items shall not be deemed to be collected until three (3) days after their actual receipt by Lender.

ARTICLE XVIII. Returned Merchandise

Section 18.1. Procedures. The Borrower shall promptly notify Lender of any credits, adjustments or disputes arising concerning the goods or services represented by Receivables. Borrower will immediately pay Lender from its own funds (and not from the proceeds of Receivables), for application to the Revolving Loans, an amount equal to any credit or adjustment made to any Eligible Accounts; provided, however, that so long as Borrower is not in default hereunder, such payment need not be made if Borrower shall have, after making such credit or adjustment, sufficient Receivables to maintain the aggregate outstanding balance of the Revolving Loans under the Revolving Loan Borrowing Base.

ARTICLE XIX. Rights and Remedies of Lender

Section 19.1. Remedies of Lender. Upon the occurrence of any Event of Default, Lender shall have in any jurisdiction where enforcement of this Agreement, the Notes or any other Financing Agreement is sought, in addition to all other rights and remedies which Lender may have under law and equity, the following rights and remedies, all of which may be exercised with or without further notice to Borrower and without a prior judicial or administrative hearing, which notice and hearing are expressly waived: to occupy any of Borrower’s premises for up to six (6) months rent free for the purposes of liquidating Collateral, including, without limitation, conducting an auction thereon; to enforce or foreclose the liens and security interests created under this Agreement or under any other agreement relating to Collateral by any available judicial procedure or without judicial process; to enter any premises where any Collateral may be located for the purpose of taking possession or removing the same; to sell, assign, lease, or otherwise dispose of Collateral or any part thereof, either at public or private sale, in lots or in bulk, for cash, on credit or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to Lender, all at Lender’s sole option and as Lender in its sole discretion may deem advisable; to bid or become purchaser at any such sale if public; and, at the option of Lender to apply or be credited with the amount of all or any part of the Obligations owing to Lender against the purchase price bid by Lender at any such sale.

Section 19.2. Specific Powers. Lender may at any time, before (only with respect to clauses (v), (vii) and (x) of this Section 19.2) or after the occurrence of an Event of Default and during the continuance of an Event of

Default, at Lender’s sole discretion: (i) give notice of assignment to any Account Debtor (it being agreed and understood that Lender may at any time, before or after demand for payment of the Revolving Loan or the occurrence of an Event of Default, verify receivables directly with Account Debtors); (ii) collect Receivables directly and charge, or cause to be charged, the collection costs and expenses to the Revolving Loan Account; (iii) collect receivables submitted by Borrower to Lender for collection and charge, or cause to be charged, the collection costs and expenses to the Revolving Loan Account; (iv) settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and credit, or cause to be credited, the Revolving Loan Account with the net amounts received in payment of Receivables; (v) exercise all other rights granted in this Agreement and the other Financing Agreements; (vi) receive, open and dispose of all mail addressed to Borrower and notify the Post Office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender; (vii) endorse the name of Borrower on any checks or other evidence of payment that may come into possession of Lender and on any invoice, freight or express bill, bill of lading or other document; (viii) in the name of Borrower or otherwise, demand, sue for, collect and give acquittance for any and all monies due or to become due on Receivables; (ix) compromise, prosecute or defend any action, claim or proceeding concerning Receivables; and (x) do any and all things necessary and proper to carry out the purposes contemplated in this Agreement, the other Financing Agreements and any other agreement between the parties. Neither Lender nor any person acting as its representative hereunder shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except for gross negligence or willful misconduct. Borrower agrees that the powers granted hereunder, being coupled with an interest, shall be irrevocable so long as any Obligation remains unsatisfied. Notwithstanding the foregoing, it is understood that Lender is under no duty to take any of the foregoing actions and that after having made demand upon the Account Debtors for payment, Lender shall have no further duty as to the collection or protection of Receivables or any income therefrom and no further duty to preserve any rights pertaining thereto, other than the safe custody thereof in the event Lender takes possession thereof.

Section 19.3. Duties After Default. After the occurrence and during the continuance of an Event of Default, Borrower will, at Lender’s request, assemble all Collateral and make it available to Lender at places which Lender may reasonably select, whether at the premises of Borrower or elsewhere, and will make available to Lender all premises and facilities of Borrower for the purpose of Lender taking possession of Collateral or of removing or putting the Collateral in salable form. In the event that Lender elects to exercise its right to take possession and control of any Collateral, and any goods called for in any sales order, contract, invoice or other instrument or agreement evidencing or purporting to give rise to any Receivable shall not have been delivered or shall be claimed to be defective by any customer, Lender shall have the right in its sole discretion to use and deliver to such customer any goods of Borrower to fulfill such order, contract or the like so as to make good any such Receivable. If any Collateral shall require repairing, maintenance, preparation, or the like, or is in process or other unfinished state, Lender shall have the right, but shall not be obligated, to effectuate such repair, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such salable form as Lender shall deem appropriate, provided that Lender shall nonetheless have the right to sell or dispose of such Collateral without such processing. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of Collateral shall be applied first to the expenses (including all attorneys’ and professionals’ fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like such collateral, and then to the satisfaction of all Obligations, (application as to any particular Obligations or against principal or interest to be at Lender’s sole discretion), and then, upon full and final payment of the Obligations, and unless otherwise prohibited by court order or law, to Borrower, it being agreed that if any such payment made to Lender is recovered from or repaid by Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against Borrower, this Agreement automatically shall be reinstated without any further action by Borrower and Lender. Borrower shall be liable to Lender and shall pay to Lender on demand any deficiency which may remain after such sale, disposition, collection or liquidation of Collateral.

Section 19.4. Cumulative Remedies. The enumeration of Lender’s rights and remedies set forth in this Article XIX is not intended to be exhaustive and the exercise by Lender of any right or remedy hereunder shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and shall be in addition to any other right or remedy given hereunder or under any other agreement between the parties or which may now or hereafter exist in law or at equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Borrower and Lender or its employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default.

ARTICLE XX. Term

Section 20.1. Term and Termination.

(a) Revolving Loan. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default, Borrower’s eligibility to request Revolving Loans shall commence on the Closing Date and shall continue for a period through and including the Revolving Loan Maturity Date (the “Revolving Loan Term”). Borrower’s eligibility to request Revolving Loans may be extended after the Revolving Loan Term only with the express written consent of both Borrower and Lender. At the end of the Revolving Loan Term, Borrower shall pay the entire balance of the Revolving Loans, the Equipment Loans, the Converted Equipment Loans, any Acquisition Loans, the Term Loan, and all other outstanding Obligations. Further, upon termination of the Revolving Loan facility all of the rights, interests and remedies of Lender and Obligations of Borrower shall survive and Borrower shall have no right to receive, and Lender shall have no obligation to make, any further Loans.

(b) Term Loan. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note upon demand or on its due date), the principal of the Term Loan shall be due and payable (in addition to interest in arrears) in sixty (60) consecutive monthly installments as follows: (a) fifty-nine (59) installments in the amount of $26,233.33 each commencing on February 1, 2004 and continuing on the first day of each and every month thereafter through and including December 1, 2008, and (b) one final installment of $26,333.53 plus all accrued and unpaid interest, principal and any other sums due hereunder or under the Term Loan Note on January 30, 2009.

(c) First Stage Equipment Loans. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), Borrower’s eligibility to request First Stage Equipment Loans shall commence on the Closing Date and shall continue for a period until the First Stage Equipment Loan Conversion Date and Borrower shall thereafter have no right to receive, and Lender shall have no obligation to make, any further First Stage Equipment Loans.

(d) Second Stage Equipment Loans. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), Borrower’s eligibility to request Second Stage Equipment Loans shall commence on the First Stage Equipment Loan Conversion Date and shall continue for a period until the Second Stage Equipment Loan Conversion Date and Borrower shall thereafter have no right to receive, and Lender shall have no obligation to make, any further Second Stage Equipment Loans.

(e) Third Stage Equipment Loans. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), Borrower’s eligibility to request Third Stage Equipment Loans shall commence on the Second Stage Equipment Loan Conversion Date and shall continue for a period through and including the Third Stage Equipment Loan Conversion Date and Borrower shall thereafter have no right to receive, and Lender shall have no obligation to make, any further Third Stage Equipment Loans.

(f) Fourth Stage Equipment Loans. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), Borrower’s eligibility to request Fourth Stage Equipment Loans shall commence on the Third Stage Equipment Loan Conversion Date and shall continue for a period through and including the Fourth Stage Equipment Loan Maturity Date and Borrower shall thereafter have no right to receive, and Lender shall have no obligation to make, any further Fourth Stage Equipment Loans.

(g) Fifth Stage Equipment Loans. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), Borrower’s eligibility to request Fifth Stage Equipment Loans shall commence on the Fourth Stage Equipment Loan Conversion Date and shall continue for a period through and including the Fifth Stage Equipment Loan Maturity Date and Borrower shall thereafter have no right to receive, and Lender shall have no obligation to make, any further Fifth Stage Equipment Loans.

(h) Acquisition Loan. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), Borrower’s eligibility to request an Acquisition Loan shall commence on the Closing Date and shall continue for a period through and including January 30, 2007 (the “Acquisition Loan Term”). Borrower’s eligibility to request an Acquisition Loan may be extended after the Acquisition Loan Term only with the express written consent of both Borrower and Lender. Upon termination of the Acquisition Loan facility all of the rights, interests and remedies of Lender and Obligations of Borrower shall survive and Borrower shall have no right to receive, and Lender shall have no obligation to make, any Acquisition Loan.

(i) First Stage Converted Equipment Loans. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), the First Stage Converted Equipment Loans shall be due and payable in forty-eight (48) consecutive equal monthly installments of principal, each equal to 1/48th of the outstanding principal balance of the Equipment Loan Note as of the First Stage Equipment Loan Conversion Date (plus interest in arrears), commencing on the First Stage Converted Equipment Loan Conversion Date and continuing on the first day of each and every month thereafter through and including the First Stage Converted Equipment Loan Maturity Date. Notwithstanding the foregoing, principal, accrued and unpaid interest and any other amounts due hereunder or under the First Stage Converted Equipment Loan Note shall be due and payable in full on the First Stage Converted Equipment Loan Maturity Date.

(j) Second Stage Converted Equipment Loans. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), the Second Stage Converted Equipment Loans shall be due and payable in forty-eight (48) consecutive equal monthly installments of principal, each equal to 1/48th of the outstanding principal balance of the Equipment Loan Note as of the Second Stage Equipment Loan Conversion Date (plus interest in arrears), commencing on the Second Stage Equipment Loan Conversion Date and continuing on the first day of each and every month thereafter through and including the Second Stage Converted Equipment Loan Maturity Date. Notwithstanding the foregoing, principal, accrued and unpaid interest and any other amounts due hereunder or under the Second Stage Converted Equipment Loan Note shall be due and payable in full on the Second Stage Converted Equipment Loan Maturity Date.

(k) Third Stage Converted Equipment Loans. Unless the Revolving Loan is not renewed or unless the Third Stage Converted Equipment Loan is sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), the Third Stage Converted Equipment Loans shall be due and payable in forty-eight (48) consecutive equal monthly installments of principal, each equal to 1/48th of the outstanding principal balance of the Equipment Loan Note as of the Third Stage Equipment Loan Conversion Date (plus interest in arrears), commencing on the Third Stage Equipment Loan Conversion Date and continuing on the first day of each and every month thereafter through and including the Third Stage Equipment Loan Maturity Date. Notwithstanding the foregoing, principal, accrued and unpaid interest and any other amounts due hereunder or under the Third Stage Converted Equipment Loan Note shall be due and payable in full on the Third Stage Equipment Loan Maturity Date.

(l) Fourth Stage Converted Equipment Loans. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date), the Fourth Stage Converted Equipment Loans shall be due and payable in forty-eight (48) consecutive equal monthly installments of principal, each equal to 1/48th of the outstanding principal balance of the Equipment Loan Note as of the Fourth Stage Equipment Loan Conversion Date (plus interest in arrears), commencing on the Fourth Stage Equipment Loan Conversion Date and continuing on the first day of each and every month thereafter through and including the Fourth Stage Equipment Loan Maturity Date. Notwithstanding the foregoing, principal, accrued and unpaid interest and any other amounts due hereunder or under the Fourth Stage Converted Equipment Loan Note shall be due and payable in full on the Fourth Stage Equipment Loan maturity Date.

(m) Fifth Stage Equipment Loans. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date) the Equipment Loan Note shall be due and payable in full on the Fifth Stage Equipment Loan Maturity Date.

(n) Acquisition Loan. Unless sooner terminated by Lender as a result of the occurrence of an Event of Default (including without limitation the failure to pay the Revolving Note on its due date) the Acquisition Loan Note shall be due and payable in full on the Acquisition Loan Maturity Date.

(o) Termination of Obligations. Upon full, final and indefeasible payment of the Obligations to Lender, all rights and remedies of Borrower and Lender hereunder shall cease, so long as any payment so made to Lender and applied to the Obligations is not thereafter recovered from or repaid by Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against Borrower, whereupon this Agreement shall be automatically reinstated without any further action by Borrower and Lender and shall continue to be fully applicable to such Obligations to the same extent as though the payment so recovered or repaid had never been originally made on such Obligations.

ARTICLE XXI. Miscellaneous

Section 21.1. Indemnification.

(a) In consideration of Lender’s execution and delivery of this Agreement and Lender’s making of the Loans hereunder and in addition to all other obligations of Borrower under this Agreement, Borrower hereby agrees to defend, protect, indemnify and hold harmless Lender, its successors, assigns, officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (individually, each an “Indemnitee” and collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (irrespective of whether any such Indemnitees is a party to any action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements as and when incurred (collectively, the “Indemnifiable Liabilities”) incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the execution, delivery, performance or enforcement of this Agreement and the other Financing Agreements and any instrument, document or agreement executed pursuant hereto to any of the Indemnitees; (ii) Lender’s status as lender to, or creditor of, Borrower; or (iii) the operation of Borrower’s business from and after the date hereof, including, without limitation, those arising under any Environmental Law. To the extent that the foregoing undertaking by Borrower may be unenforceable for any reason, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnifiable Liabilities which is permissible under applicable law.

(b) The Borrower hereby covenants and agrees at all times to indemnify, hold harmless and defend the Indemnitees, whether as secured party in possession or as successor in interest to Borrower as owner of any personal property assets located on the real property of Borrower by virtue of any action taken by Lender pursuant to the Financing Agreements, the Uniform Commercial Code (as in effect in any applicable jurisdiction) or otherwise, from and against any and all liabilities, losses, damages, costs, expenses, penalties, fines, causes of actions, suits, claims, demands or judgments, including, without limitation, attorneys’ fees and expenses, suffered or incurred in connection with: (i) the Environmental Laws, including, without limitation, liens or claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under any Environmental Law or any other federal, state or municipal law or regulation; (ii) any spill or contamination affecting the Premises or any other property owned, leased, controlled or used by Borrower, including, without imitation, any Hazardous Substance or other waste-like or toxic substances located on, under, emanating from or relating to the Premises or such property from and on and after the date hereof or any portion of any thereof or any property contiguous to the Premises or such property from and after the date hereof, and including, without limitation, any loss of value of the Premises or such property as a result of any such spill or contamination; and (iii) the direct or indirect installation, use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Substance on under or about the Premises or any other property owned, leased, controlled or used by Borrower or any portion of any thereof, from and including all consequential damages, the costs of any required or necessary repair, cleanup or detoxification, and the costs of the preparation and implementation of any closure, remedial or other required plans; provided, however, that Borrower shall have no obligation to indemnify the Indemnitees under this Section 21.1(b) for claims or losses resulting solely from the Indemnitees’ Parties own negligent action while on the Premises or property of Borrower. Further, is expressly agreed and understood that the mere fact that an Indemnitee has been declared an “owner” or “operator” (as such term is defined in any Environmental Law) resulting from such Indemnitee having taking possession of any of the Collateral (without any negligence on the part of such Indemnitee) shall not exonerate Borrower from any claim by such Indemnitee or any other Indemnitee seeking indemnification.

Section 21.2. Payment Set-Aside. To the extent that Borrower makes a payment or payments to Lender (whether hereunder, under the Notes, or under the other Financing Agreements) or Lender enforces its security interests or rights or exercises its right of setoff; and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to Borrower, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action) in connection with any bankruptcy or similar proceeding involving Borrower, then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 21.3. Set-off. The Borrower hereby grants to Lender a lien and right of setoff for all its liabilities to Lender upon and against all its deposits, credits, collateral and property now or hereafter in the possession or control of Lender or in transit to Lender. Lender may, upon the occurrence of any Event of Default or Defaulting Event or both, apply or exercise the right of set off against any or all of the foregoing or any part of any thereof against any liability of Borrower to Lender, regardless whether such liability is matured or unmatured.

Section 21.4. Covenants to Survive; Binding Agreement. All covenants, agreements, warranties and representations made herein, in the Notes, in the other Financing Agreements, and in all certificates or other documents of Borrower shall survive the advances of money made by Lender to Borrower hereunder and the delivery of the Notes and the other Financing Agreements, and all such covenants, agreements, warranties and representations shall be binding upon and inure to the benefit of Lender and its successors and assigns, whether or not so expressed.

Section 21.5. Cross-Collateralization. All Collateral which Lender may at any time acquire from Borrower or from any other source in connection with Obligations arising under this Agreement and the other Financing Agreements shall constitute collateral for each and every Obligation, without apportionment or designation as to particular Obligations and all Obligations, however and whenever incurred, shall be secured by all Collateral however and whenever acquired, and Lender shall have the right, in its sole discretion, to determine the order in which Lender’s rights in or remedies against any Collateral are to be exercised and which type of Collateral or which portions of Collateral are to be proceeded against and the order of application of proceeds of Collateral as against particular Obligations.

Section 21.6. Cross-Default. Borrower acknowledges and agrees that an Event of Default and/or Defaulting Event under any one of the Financing Agreements shall constitute an Event of Default or Defaulting Event under each of the other Financing Agreements.

Section 21.7. Amendments and Waivers. Neither this Agreement, the Notes, the other Financing Agreements, nor any term, covenant or condition hereof or thereof may be changed, waived, discharged, modified or terminated except by a writing executed by the parties hereto or thereto. No failure on the part of Lender to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Notes or the other Financing Agreements shall preclude any other or future exercise thereof, or the exercise of any other right remedy or power.

Section 21.8. Notices. All notices, requests, consents, demands and other communications hereunder shall be in writing and shall be mailed by first class mail to the respective parties to this Agreement to the address set forth in the introductory sentence hereof.

Section 21.9. Transfer of Lender’s Interest. Borrower hereby agrees that Lender, in its sole discretion, may freely sell, assign or otherwise transfer participations, portions, co-lender interests or other interests in all or any portion of the indebtedness, liabilities or obligations arising in connection with or in any way related to the financing transactions of which this Agreement is a part provided that such transferee is a recognized financial institution. In the event of any such transfer, the transferee may, in Lender’s sole discretion, have and enforce all the rights, remedies and privileges of Lender. Borrower consents to the release by Lender to any potential transferee of any and all information (including, without limitation, financial information) pertaining to Borrower as Lender, in its sole discretion, may deem appropriate. If such transferee so participates with Lender in making loans or advances hereunder or under any other agreement between such Lender and Borrower, Borrower hereby grants to such transferee and such transferee shall have and is hereby given a continuing lien and security interest in any money, securities or other property of Borrower in the custody or possession of such transferee, including the right of setoff under circumstances consistent with this Agreement, to the extent of such transferee’s participation in the Obligations of Borrower to Lender.

Section 21.10. Waivers.

(a) THE BORROWER ACKNOWLEDGES THAT THE LOANS EVIDENCED HEREBY ARE COMMERCIAL TRANSACTIONS AND WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHTS TO REQUEST THAT LENDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT BORROWER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY LENDER. THE BORROWER FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF ANY RENEWALS OR EXTENSIONS.

(b) THE BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART AND/OR THE ENFORCEMENT OF ANY OF LENDER’S RIGHTS, INCLUDING, WITHOUT LIMITATION, TORT CLAIMS. THE BORROWER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT REPRESENTED TO BORROWER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(c) THE BORROWER ACKNOWLEDGES THAT IT MAKES THE FOREGOING WAIVERS IN CLAUSE (a) AND CLAUSE (b) ABOVE, KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF SUCH WAIVERS WITH ITS ATTORNEYS.

Section 21.11. Section Headings; Severability; Entire Agreement. Section and subsection headings have been inserted herein for convenience only and shall not be construed as part of this Agreement. Every provision of this Agreement, the Notes and the other Financing Agreements is intended to be severable; if any term or provision of this Agreement, the Notes, the other Financing Agreements, or any other document delivered in connection herewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. All Exhibits and Schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. This Agreement, the other Financing Agreements, and the Exhibits and Schedules attached hereto and thereto embody the entire agreement and understanding between Borrower and Lender and supersede all prior agreements and understandings relating to the subject matter hereof unless otherwise specifically reaffirmed or restated herein.

Section 21.12. Governing Law, Notice and Service of Process, Pleadings and Other Papers. This Agreement and the other Financing Agreements, and all transactions, assignments and transfers hereunder and thereunder, and all the rights of the parties, shall be governed as to validity, construction, enforcement and in all other respects by the laws of the State of Connecticut (but not its conflicts of law provisions). Borrower hereby designates and appoints, without power of revocation, the Secretary of the State of the State of Connecticut as Borrower’s agent upon whom may be served all process, pleadings, notices or other papers which may be served upon it as a result of any of its Obligations under this Agreement or other Financing Agreements. Borrower agrees that the Superior Court for the Judicial District of Hartford/New Britain or the United States District Court for the District of Connecticut shall have jurisdiction to hear and determine any claims or disputes pertaining to the financing transactions of which this Agreement is a part and/or to any matter arising or in any way related to this Agreement or any other agreement between Lender and Borrower, and Borrower expressly submits and consents in advance to such jurisdiction in any action or proceeding.

Section 21.13. Miscellaneous Provisions Regarding Borrower’s Documents.

(a) Lender acknowledges that, pursuant to Section 7(b) of the Amended and Restated Asset Purchase Agreement, dated as of May 10, 1996, between Borrower and Raychem Corporation, a Delaware corporation (“Raychem”), as amended (the “Raychem Agreement”), Borrower is required (i) to keep books and records relating to products which Borrower manufactures and which Raychem manufactured prior to the Closing (as defined in the Raychem Agreement) for a period of seven (7) years, and (ii) to maintain all documents purchased from Raychem under the Raychem Agreement relating in any way to the matters subject to the lawsuit entitled Intrinsic v. Raychem Corporation during the pendency of such litigation (including all appeals thereof). In the event that Lender forecloses upon any such books, records and/or documents at a time when the aforesaid requirements are still in force, Lender agrees to take possession of such books, records and/or documents, and/or to sell or otherwise convey such books, records and/or documents, or cause such books, records and/or documents to be sold or otherwise conveyed, subject to the aforesaid restrictions.

(b) Lender acknowledges that, pursuant to the definition of the term “Documents” contained in Section 1 of the Raychem Agreement, Borrower may not have title to certain documents in Borrower’s possession due to the inability of Raychem to transfer such documents to Borrower without the prior written consent of various third parties. Lender agrees and acknowledges that its lien upon Borrower’s assets hereunder only covers documents to the extent that Borrower in fact has any right, title and/or interest in and to the same, and that Lender will have no more interest in any such documents upon an exercise of any of its foreclosure or similar rights hereunder than Borrower currently has to such documents. Borrower represents and warrants to Lender that the aforesaid documents (i) do not relate to the Borrower’s accounts receivable, inventory and/or machinery and equipment, and (ii) are not material to the Borrower’s respective assets, businesses and/or prospects.

Section 21.14. Waiver. Without limiting the generality of the waivers contained in this Agreement or in any other Financing Agreement, Borrower irrevocably waives any right to claim that Lender is not dealing fairly with Borrower, or for any other reason has any liability to Borrower, regardless of the status of the business, financial condition, or prospects of Borrower, on account of Lender taking action to repossess or collect upon the Collateral or otherwise to collect the Obligations as a result of receiving a Put Notice from Connecticut Innovations, Inc.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Witnesses:	MEMRY CORPORATION

/s/ Michele Saad	By:	/s/ Robert P. Belcher

Michele Saad		Its: SVP & CFO

/s/ Kathleen M. Gavaghan

Kathlees M. Gavaghan

Witnessed:	WEBSTER BANK

/s/ Martha L. Skinner	By	/s/ Daniel C. Dupre

Its Authorized Signor

/s/ Adam MacLaughlin

STATE OF CONNECTICUT	)
	)	ss. Bethel
COUNTY OF FAIRFIELD	)

Before me, the undersigned, this 29th day of January, 2004, personally appeared Robert P. Belcher, known to me to be the SVP & CFO of MEMRY CORPORATION and that he as such officer, signer and sealer of the foregoing instrument, acknowledged the execution of the same to be his free act and deed individually and as such officer, and the free act and deed of said corporation.

In Witness Whereof; I hereunto set my hand.

/s/ Kathleen Ferris

Notary Public

My Commission Expires: December 31, 2007

Commissioner of the Superior Court

KATHLEEN FERRIS

NOTARY PUBLIC, STATE OF CONNECTICUT NO. 65478. QUALIFIED IN FAIRFIELD COUNTY COMMISSION EXPIRES DECEMBER 31, 2007

STATE OF CONNECTICUT	)
	)	ss. Hartford
COUNTY OF HARTFORD	)

Before me, the undersigned, this 30th day of January, 2004 personally appeared Daniel C. Dupre, known to me to be the Authorized Signor of WEBSTER BANK, and that he as such officer, signer and sealer of the foregoing instrument, acknowledged the execution of the same to be his free act and deed individually and as such officer, and the free act and deed of said corporation.

In Witness Whereof; I hereunto set my hand.

/s/ Martha L. Skinner

Notary Public My Commission Expires: Commissioner of the Superior Court

EXHIBIT A

THIRD AMENDED AND RESTATED REVOLVING LOAN NOTE

$5,000,000	January 30, 2004

For value received, the undersigned, MEMRY CORPORATION, a Delaware corporation (“Maker”), promises to pay to WEBSTER BANK, or order (“Lender”), at its office at CityPlace II, 5th Floor, HFD 605, Hartford, Connecticut 06103-3439, or at such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may designate, the sum of up to FIVE MILLION DOLLARS ($5,000,000), together with interest on the unpaid balance of this Note, beginning as of the date hereof, before or after maturity or judgment, as provided for in the Loan Agreement (as defined below), together with all taxes levied (excluding income taxes) or assessed on this Note or the debt evidenced hereby against the Holder, and together with all reasonable costs, expenses and reasonable attorneys’ and other reasonable professional fees incurred in any action to collect this Note or to enforce or foreclose any mortgage, security agreement or other agreement securing this Note or to protect or sustain the lien of said mortgage, security agreement or other agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement or other agreement or this Note.

This Note is made and delivered by Maker pursuant to Section 2.2 of the Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement of even date herewith by and between Maker and Lender (as amended and in effect from time to time, the “Loan Agreement”), and is entitled to the benefits and is subject to the provisions of the Loan Agreement. All capitalized terms used herein which are defined in the Loan Agreement that are not defined herein shall have the same meanings herein as are ascribed to them in the Loan Agreement.

The Maker also promises to pay interest on the aggregate unpaid principal amount of the Revolving Loans until all amounts payable under the Loan Agreement are paid in full, at the rates per annum set forth in or established pursuant to the Loan Agreement. Such interest shall be payable on such dates as are determined from time to time pursuant to the Loan Agreement and shall be calculated as therein provided. Notwithstanding anything to the contrary, the entire indebtedness under this Note, including but not limited to, all outstanding principal and accrued and unpaid interest shall be due and payable in full on January 30, 2009.

The Maker has the right in certain circumstances to prepay the principal of this Note on the terms and conditions specified in the Loan Agreement.

If an Event of Default shall occur, the entire unpaid principal amount of this Note, all of the unpaid interest accrued thereon and any other sum due hereunder may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF HOLDERS’ RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS

ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THE MAKER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHTS TO REQUEST THAT HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT SAID MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY HOLDER. The Maker further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and further consents to the release of all or any part of the security for the payment hereof, at the discretion of Holder, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. The Maker further (i) consents to any and all delays, extensions, renewals or other modifications of this Note, any other Financing Agreements or the debts or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect or record any interest in, failure to preserve or realize upon, failure to lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Lender or any other forbearance or indulgence shown by the Lender, from time to time and in one or more instances (without notice to or assent from the Maker) and agrees that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; and (ii) waives any defenses based on suretyship or impairment of collateral. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

This Note hereby amends and restates a certain Second Amended and Restated Revolving Loan Note dated December 27, 2001, in the original principal amount of up to $5,000,000 executed and delivered by the Maker to the Lender.

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (but not its conflicts of law provisions).

MEMRY CORPORATION

By:

Its

EXHIBIT B

FORM OF ACQUISITION LOAN NOTE

[$ ]	As of [ ]

For value received, the undersigned, MEMRY CORPORATION, a Delaware corporation (“Maker”), promises to pay to WEBSTER BANK, or order (“Lender”), at its office at CityPlace II, 5th Floor, HFD 605, Hartford, Connecticut 06103-3439, or at such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may designate, the sum of up to [            ], together with interest on the unpaid balance of this Note, beginning as of the date hereof, before or after maturity or judgment, as provided for in the Loan Agreement (as defined below), together with all taxes levied (excluding income taxes) or assessed on this Note or the debt evidenced hereby against the Holder, and together with all reasonable costs, expenses and reasonable attorneys’ and other reasonable professional fees incurred in any action to collect this Note or to enforce or foreclose any mortgage, security agreement or other agreement securing this Note or to protect or sustain the lien of said mortgage, security agreement or other agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement or other agreement or this Note.

This Note is made and delivered by Maker pursuant to Section 3.2 of the Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement dated as of January     , 2004 by and between Maker and Lender (as amended and in effect from time to time, the “Loan Agreement”), and is entitled to the benefits and is subject to the provisions of the Loan Agreement. All capitalized terms used herein which are defined in the Loan Agreement that are not defined herein shall have the same meanings herein as are ascribed to them in the Loan Agreement.

The Maker also promises to pay interest on the aggregate unpaid principal amount of the Acquisition Loans until all amounts payable under the Loan Agreement are paid in full, at the rates per annum set forth in or established pursuant to the Loan Agreement. Such interest shall be payable on such dates as are determined from time to time pursuant to the Loan Agreement and shall be calculated as therein provided. Notwithstanding anything to the contrary, the entire indebtedness under this Note, including but not limited to, all outstanding principal and accrued and unpaid interest shall be due and payable in full on [        ].

The Maker has the right in certain circumstances to prepay the principal of this Note on the terms and conditions specified in the Loan Agreement.

If an Event of Default shall occur, the entire unpaid principal amount of this Note, all of the unpaid interest accrued thereon and any other sum due hereunder may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF HOLDER’S RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND

ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THE MAKER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHT TO REQUEST THAT HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT SAID MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY HOLDER. The Maker further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and further consents to the release of all or any part of the security for the payment hereof, at the discretion of Holder, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. The Maker further (i) consents to any and all delays, extensions, renewals or other modifications of this Note, any other Financing Agreements or the debts or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect or record any interest in, failure to preserve or realize upon, failure to lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Lender or any other forbearance or indulgence shown by the Lender, from time to time and in one or more instances (without notice to or assent from the Maker) and agrees that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; and (ii) waives any defenses based on suretyship or impairment of collateral. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (but not its conflicts of law provisions).

MEMRY CORPORATION

By:

Its

EXHIBIT C

SECOND CONSOLIDATED AND AMENDED

AND RESTATED TERM LOAN NOTE

$1,574,000	January 30, 2004

For value received, the undersigned, MEMRY CORPORATION, a Delaware corporation (“Maker”), promises to pay to WEBSTER BANK, or order (“Lender”), at its office at CityPlace II, 5th Floor, HFD 605, Hartford, Connecticut 06103-3439, or at such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may designate, the sum of ONE MILLION FIVE HUNDRED SEVENTY FOUR THOUSAND DOLLARS ($1,574,000), together with interest on the unpaid balance of this Note, beginning as of the date hereof, before or after maturity or judgment, as provided for in the Loan Agreement (as defined below), together with all taxes levied (excluding income taxes) or assessed on this Note or the debt evidenced hereby against the Holder, and together with all reasonable costs, expenses and reasonable attorneys’ and other reasonable professional fees incurred in any action to collect this Note or to enforce or foreclose any mortgage, security agreement or other agreement securing this Note or to protect or sustain the lien of said mortgage, security agreement or other agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement or other agreement or this Note.

This Note is made and delivered by Maker pursuant to Section 4.1 of the Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement dated of even date herewith by and between Maker and Lender (as amended and in effect from time to time, the “Loan Agreement”), and is entitled to the benefits and is subject to the provisions of the Loan Agreement. All capitalized terms used herein which are defined in the Loan Agreement that are not defined herein shall have the same meanings herein as are ascribed to them in the Loan Agreement.

The Maker also promises to pay interest on the aggregate unpaid principal amount of the Term Loan until all amounts payable under the Loan Agreement are paid in full, at the rates per annum set forth in or established pursuant to the Loan Agreement. Such interest shall be payable on such dates as are determined from time to time pursuant to the Loan Agreement and shall be calculated as therein provided. Notwithstanding anything to the contrary, the entire indebtedness under this Note, including but not limited to, all outstanding principal and accrued and unpaid interest shall be due and payable in full on January 30, 2009.

The Maker has the right in certain circumstances to prepay the principal of this Note on the terms and conditions specified in the Loan Agreement.

If an Event of Default shall occur, the entire unpaid principal amount of this Note, all of the unpaid interest accrued thereon and any other sum due hereunder may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF HOLDER’S RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND

ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THE MAKER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHT TO REQUEST THAT HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT SAID MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY HOLDER. The Maker further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and further consents to the release of all or any part of the security for the payment hereof, at the discretion of Holder, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. The Maker further (i) consents to any and all delays, extensions, renewals or other modifications of this Note, any other Financing Agreements or the debts or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect or record any interest in, failure to preserve or realize upon, failure to lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Lender or any other forbearance or indulgence shown by the Lender, from time to time and in one or more instances (without notice to or assent from the Maker) and agrees that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; and (ii) waives any defenses based on suretyship or impairment of collateral. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

This Note consolidates and amends and restates the following: (i) a certain Consolidated and Amended and Restated Term Loan Note dated December 27, 2001 in the original principal amount of $2,000,000 executed and delivered by the Maker to the Lender, (ii) a certain Subsequent Converted Equipment Loan Note dated December 31, 2002 in the original principal amount of $250,000 executed and delivered by the Maker to the Lender.

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (but not its conflicts of law provisions).

MEMRY CORPORATION

By:

Its

EXHIBIT D

AMENDED AND RESTATED EQUIPMENT LOAN NOTE

$1,000,000	January 30, 2004

For value received, the undersigned, MEMRY CORPORATION, a Delaware corporation (“Maker”), promises to pay to WEBSTER BANK, or order (“Lender”), at its office at CityPlace II, 5th Floor, HFD 605, Hartford, Connecticut 06103-3439, or at such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may designate, the sum of up to ONE MILLION DOLLARS ($1,000,000), together with interest on the unpaid balance of this Note, beginning as of the date hereof, before or after maturity or judgment, as provided for in the Loan Agreement (as defined below), together with all taxes levied (excluding income taxes) or assessed on this Note or the debt evidenced hereby against the Holder, and together with all reasonable costs, expenses and reasonable attorneys’ and other reasonable professional fees incurred in any action to collect this Note or to enforce or foreclose any mortgage, security agreement or other agreement securing this Note or to protect or sustain the lien of said mortgage, security agreement or other agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement or other agreement or this Note.

This Note is made and delivered by Maker pursuant to Section 5.2 of the Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement dated as of even date herewith by and between Maker and Lender (as amended and in effect from time to time, the “Loan Agreement”), and is entitled to the benefits and is subject to the provisions of the Loan Agreement. All capitalized terms used herein which are defined in the Loan Agreement that are not defined herein shall have the same meanings herein as are ascribed to them in the Loan Agreement.

The Maker also promises to pay interest on the aggregate unpaid principal amount of the Equipment Loans until all amounts payable under the Loan Agreement are paid in full, at the rates per annum set forth in or established pursuant to the Loan Agreement. Such interest shall be payable on such dates as are determined from time to time pursuant to the Loan Agreement and shall be calculated as therein provided. Notwithstanding anything to the contrary, the entire indebtedness under this Note, including but not limited to, all outstanding principal and accrued and unpaid interest shall be due and payable in full on January 30, 2009.

The Maker has the right in certain circumstances to prepay the principal of this Note on the terms and conditions specified in the Loan Agreement.

If an Event of Default shall occur, the entire unpaid principal amount of this Note, all of the unpaid interest accrued thereon and any other sum due hereunder may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF HOLDER’S RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE MAKER ACKNOWLEDGES

THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THE MAKER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHT TO REQUEST THAT HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT SAID MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY HOLDER. The Maker further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and further consents to the release of all or any part of the security for the payment hereof, at the discretion of Holder, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. The Maker further (i) consents to any and all delays, extensions, renewals or other modifications of this Note, any other Financing Agreements or the debts or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect or record any interest in, failure to preserve or realize upon, failure to lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Lender or any other forbearance or indulgence shown by the Lender, from time to time and in one or more instances (without notice to or assent from the Maker) and agrees that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; and (ii) waives any defenses based on suretyship or impairment of collateral. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

This Note amends and restates a certain Equipment Loan Note dated as of January 1, 2002 in the original principal amount of up to $1,000,000 executed and delivered by the Maker to the Lender.

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (but not its conflicts of law provisions).

MEMRY CORPORATION

By:

Its

EXHIBIT E

FORM OF FIRST STAGE CONVERTED EQUIPMENT LOAN NOTE

[$ ]	[ ]

For value received, the undersigned, MEMRY CORPORATION, a Delaware corporation (“Maker”), promises to pay to WEBSTER BANK, or order (“Lender”), at its office at CityPlace II, 5th Floor, HFD 605, Hartford, Connecticut 06103-3439, or at such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may designate, the sum of [$                 ], together with interest on the unpaid balance of this Note, beginning as of the date hereof, before or after maturity or judgment, as provided for in the Loan Agreement (as defined below), together with all taxes levied (excluding income taxes) or assessed on this Note or the debt evidenced hereby against the Holder, and together with all reasonable costs, expenses and reasonable attorneys’ and other reasonable professional fees incurred in any action to collect this Note or to enforce or foreclose any mortgage, security agreement or other agreement securing this Note or to protect or sustain the lien of said mortgage, security agreement or other agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement or other agreement or this Note.

This Note is made and delivered by Maker pursuant to Section 5.5 of the Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement dated as of January 30, 2004 by and between Maker and Lender (as amended and in effect from time to time, the “Loan Agreement”), and is entitled to the benefits and is subject to the provisions of the Loan Agreement. All capitalized terms used herein which are defined in the Loan Agreement that are not defined herein shall have the same meanings herein as are ascribed to them in the Loan Agreement.

The Maker also promises to pay interest on the aggregate unpaid principal amount of the First Stage Converted Equipment Loan until all amounts payable under the Loan Agreement are paid in full, at the rates per annum set forth in or established pursuant to the Loan Agreement. Such interest shall be payable on such dates as are determined from time to time pursuant to the Loan Agreement and shall be calculated as therein provided. Notwithstanding anything to the contrary, the entire indebtedness under this Note, including but not limited to, all outstanding principal and accrued and unpaid interest shall be due and payable in full on January 30, 2009.

The Maker has the right in certain circumstances to prepay the principal of this Note on the terms and conditions specified in the Loan Agreement.

If an Event of Default shall occur, the entire unpaid principal amount of this Note, all of the unpaid interest accrued thereon and any other sum due hereunder may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF HOLDER’S RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE MAKER ACKNOWLEDGES

THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THE MAKER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHT TO REQUEST THAT HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT SAID MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY HOLDER. The Maker further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and further consents to the release of all or any part of the security for the payment hereof, at the discretion of Holder, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. The Maker further (i) consents to any and all delays, extensions, renewals or other modifications of this Note, any other Financing Agreements or the debts or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect or record any interest in, failure to preserve or realize upon, failure to lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Lender or any other forbearance or indulgence shown by the Lender, from time to time and in one or more instances (without notice to or assent from the Maker) and agrees that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; and (ii) waives any defenses based on suretyship or impairment of collateral. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (but not its conflicts of law provisions).

MEMRY CORPORATION

By:

Its

EXHIBIT F

FORM OF SECOND STAGE CONVERTED EQUIPMENT LOAN NOTE

[$ ]	[ ]

For value received, the undersigned, MEMRY CORPORATION, a Delaware corporation (“Maker”), promises to pay to WEBSTER BANK, or order (“Lender”), at its office at CityPlace II, 5th Floor, HFD 605, Hartford, Connecticut 06103-3439, or at such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may designate, the sum of [$                 ], together with interest on the unpaid balance of this Note, beginning as of the date hereof, before or after maturity or judgment, as provided for in the Loan Agreement (as defined below), together with all taxes levied (excluding income taxes) or assessed on this Note or the debt evidenced hereby against the Holder, and together with all reasonable costs, expenses and reasonable attorneys’ and other reasonable professional fees incurred in any action to collect this Note or to enforce or foreclose any mortgage, security agreement or other agreement securing this Note or to protect or sustain the lien of said mortgage, security agreement or other agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement or other agreement or this Note.

This Note is made and delivered by Maker pursuant to Section 6.5 of the Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement dated as of January 30, 2004 by and between Maker and Lender (as amended and in effect from time to time, the “Loan Agreement”), and is entitled to the benefits and is subject to the provisions of the Loan Agreement. All capitalized terms used herein which are defined in the Loan Agreement that are not defined herein shall have the same meanings herein as are ascribed to them in the Loan Agreement.

The Maker also promises to pay interest on the aggregate unpaid principal amount of the Second Stage Converted Equipment Loan until all amounts payable under the Loan Agreement are paid in full, at the rates per annum set forth in or established pursuant to the Loan Agreement. Such interest shall be payable on such dates as are determined from time to time pursuant to the Loan Agreement and shall be calculated as therein provided. Notwithstanding anything to the contrary, the entire indebtedness under this Note, including but not limited to, all outstanding principal and accrued and unpaid interest shall be due and payable in full on January 30, 2010.

The Maker has the right in certain circumstances to prepay the principal of this Note on the terms and conditions specified in the Loan Agreement.

If an Event of Default shall occur, the entire unpaid principal amount of this Note, all of the unpaid interest accrued thereon and any other sum due hereunder may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF HOLDER’S RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE MAKER ACKNOWLEDGES

THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THE MAKER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHT TO REQUEST THAT HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT SAID MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY HOLDER. The Maker further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and further consents to the release of all or any part of the security for the payment hereof, at the discretion of Holder, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. The Maker further (i) consents to any and all delays, extensions, renewals or other modifications of this Note, any other Financing Agreements or the debts or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect or record any interest in, failure to preserve or realize upon, failure to lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Lender or any other forbearance or indulgence shown by the Lender, from time to time and in one or more instances (without notice to or assent from the Maker) and agrees that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; and (ii) waives any defenses based on suretyship or impairment of collateral. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (but not its conflicts of law provisions).

MEMRY CORPORATION

By:

Its

EXHIBIT G

FORM OF THIRD STAGE CONVERTED EQUIPMENT LOAN NOTE

[$ ]	[ ]

For value received, the undersigned, MEMRY CORPORATION, a Delaware corporation (“Maker”), promises to pay to WEBSTER BANK, or order (“Lender”), at its office at CityPlace II, 5th Floor, HFD 605, Hartford, Connecticut 06103-3439, or at such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may designate, the sum of [$                ], together with interest on the unpaid balance of this Note, beginning as of the date hereof, before or after maturity or judgment, as provided for in the Loan Agreement (as defined below), together with all taxes levied (excluding income taxes) or assessed on this Note or the debt evidenced hereby against the Holder, and together with all reasonable costs, expenses and reasonable attorneys’ and other reasonable professional fees incurred in any action to collect this Note or to enforce or foreclose any mortgage, security agreement or other agreement securing this Note or to protect or sustain the lien of said mortgage, security agreement or other agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement or other agreement or this Note.

This Note is made and delivered by Maker pursuant to Section 7.5 of the Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement dated as of January 30, 2004 by and between Maker and Lender (as amended and in effect from time to time, the “Loan Agreement”), and is entitled to the benefits and is subject to the provisions of the Loan Agreement. All capitalized terms used herein which are defined in the Loan Agreement that are not defined herein shall have the same meanings herein as are ascribed to them in the Loan Agreement.

The Maker also promises to pay interest on the aggregate unpaid principal amount of the Third Stage Converted Equipment Loan until all amounts payable under the Loan Agreement are paid in full, at the rates per annum set forth in or established pursuant to the Loan Agreement. Such interest shall be payable on such dates as are determined from time to time pursuant to the Loan Agreement and shall be calculated as therein provided. Notwithstanding anything to the contrary, the entire indebtedness under this Note, including but not limited to, all outstanding principal and accrued and unpaid interest shall be due and payable in full on January 30, 2011.

The Maker has the right in certain circumstances to prepay the principal of this Note on the terms and conditions specified in the Loan Agreement.

If an Event of Default shall occur, the entire unpaid principal amount of this Note, all of the unpaid interest accrued thereon and any other sum due hereunder may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF HOLDER’S RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE MAKER ACKNOWLEDGES

THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THE MAKER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHT TO REQUEST THAT HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT SAID MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY HOLDER. The Maker further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and further consents to the release of all or any part of the security for the payment hereof, at the discretion of Holder, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. The Maker further (i) consents to any and all delays, extensions, renewals or other modifications of this Note, any other Financing Agreements or the debts or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect or record any interest in, failure to preserve or realize upon, failure to lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Lender or any other forbearance or indulgence shown by the Lender, from time to time and in one or more instances (without notice to or assent from the Maker) and agrees that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; and (ii) waives any defenses based on suretyship or impairment of collateral. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (but not its conflicts of law provisions).

MEMRY CORPORATION

By:

Its

EXHIBIT H

FORM OF FOURTH STAGE CONVERTED EQUIPMENT LOAN NOTE

[$ ]	[ ]

For value received, the undersigned, MEMRY CORPORATION, a Delaware corporation (“Maker”), promises to pay to WEBSTER BANK, or order (“Lender”), at its office at CityPlace II, 5th Floor, HFD 605, Hartford, Connecticut 06103-3439, or at such other place as the holder hereof (including Lender, hereinafter referred to as “Holder”) may designate, the sum of [$                 ], together with interest on the unpaid balance of this Note, beginning as of the date hereof, before or after maturity or judgment, as provided for in the Loan Agreement (as defined below), together with all taxes levied (excluding income taxes) or assessed on this Note or the debt evidenced hereby against the Holder, and together with all reasonable costs, expenses and reasonable attorneys’ and other reasonable professional fees incurred in any action to collect this Note or to enforce or foreclose any mortgage, security agreement or other agreement securing this Note or to protect or sustain the lien of said mortgage, security agreement or other agreement or in any litigation or controversy arising from or connected with said mortgage, security agreement or other agreement or this Note.

This Note is made and delivered by Maker pursuant to Section 8.5 of the Second Amended and Restated Commercial Revolving Loan, Term Loan, Line of Credit and Security Agreement dated as of January 30, 2004 by and between Maker and Lender (as amended and in effect from time to time, the “Loan Agreement”), and is entitled to the benefits and is subject to the provisions of the Loan Agreement. All capitalized terms used herein which are defined in the Loan Agreement that are not defined herein shall have the same meanings herein as are ascribed to them in the Loan Agreement.

The Maker also promises to pay interest on the aggregate unpaid principal amount of the Fourth Stage Converted Equipment Loan until all amounts payable under the Loan Agreement are paid in full, at the rates per annum set forth in or established pursuant to the Loan Agreement. Such interest shall be payable on such dates as are determined from time to time pursuant to the Loan Agreement and shall be calculated as therein provided. Notwithstanding anything to the contrary, the entire indebtedness under this Note, including but not limited to, all outstanding principal and accrued and unpaid interest shall be due and payable in full on January 30, 2012.

The Maker has the right in certain circumstances to prepay the principal of this Note on the terms and conditions specified in the Loan Agreement.

If an Event of Default shall occur, the entire unpaid principal amount of this Note, all of the unpaid interest accrued thereon and any other sum due hereunder may become or be declared due and payable in the manner and with the effect provided in the Loan Agreement.

THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF HOLDER’S RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE MAKER ACKNOWLEDGES

THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

THE MAKER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES ITS RIGHT TO REQUEST THAT HOLDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT SAID MAKER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY HOLDER. The Maker further waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and all rights under any statute of limitations, and further consents to the release of all or any part of the security for the payment hereof, at the discretion of Holder, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. The Maker further (i) consents to any and all delays, extensions, renewals or other modifications of this Note, any other Financing Agreements or the debts or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect or record any interest in, failure to preserve or realize upon, failure to lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Lender or any other forbearance or indulgence shown by the Lender, from time to time and in one or more instances (without notice to or assent from the Maker) and agrees that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; and (ii) waives any defenses based on suretyship or impairment of collateral. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEYS. THE MAKER FURTHER ACKNOWLEDGES THAT LENDER HAS NOT AGREED WITH OR REPRESENTED TO MAKER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (but not its conflicts of law provisions).

MEMRY CORPORATION

By:

Its

Schedule 12.1(g) – Litigation

None.

Schedule 12.1(k) — Adverse Developments

None.

Schedule 12.1(l) – Title to Assets

1. The following liens and encumbrances against Borrower evidenced by UCC filings with the California Secretary of State:

a. Secured Party: Advance Acceptance Corporation, Collateral: Autoscrubber, Filing no. 9926060752.

b. Secured Party: Norwest Financial Leasing Inc, Collateral: Copier, Filing no. 0001160112.

c. Secured Party: General Electric Capital Corporation, Collateral: Three Lasers, Filing no. 0013360321.

d. Secured Party: Norwest Financial Leasing Inc., Collateral: Copier, Filing no. 0018260694.

e. Secured Party: General Electric Capital Corporation, Collateral: Laser Cutting System, Filing no. 0020960172.

f. Secured Party: General Electric Capital Corporation, Collateral: Laser Cutting System, Filing no. 0023760014.

g. Secured Party: Wells Fargo Financial Leasing, Inc., Collateral: Copier, Filing no. 00215860053.

2. The following liens and encumbrances against Borrower evidenced by UCC filings with the Connecticut Secretary of State:

a. Secured Party: General Electric Capital Corporation, Collateral: Lasers, Filing no. 1993700.

b. Secured Party: General Electric Capital Corporation, Collateral: Laser Cutting System, Filing no. 2012014.

c. Secured Party: General Electric Capital Corporation, Collateral: Laser Cutting System, Filing no. 2017445.

d. Secured Party: General Electric Capital Corporation, Collateral: Office Furniture, Filing no. 2060470.

e. Secured Party: General Electric Capital Corporation, Collateral: Phone System, Filing no. 2060471.

f. Secured Party: General Electric Capital Corporation, Collateral: Office Furniture, Filing no. 2060479.

Schedule 12.1(n) – Compliance

The Borrower is in default of its obligation to pay Chrysler Canada Limited (“CCL”) and its pension funds unpaid interest on a $1,500,000 promissory note, the principal of which was repaid over eight years ago. The Borrower is carrying $162,112.12 on its books with respect to this obligation, but has not paid said amount to CCL because CCL failed to respond to an offer by Borrower to repay said amount in return for a release. CCL may believe it is owed interest on this interest or other amounts, but has not contacted Borrower on this matter for approximately eight years.

Schedule 12.1(p) – Pension Plans

401(k) Plan - currently with Merrill Lynch - also see Schedule 12.1(q) below.

Stock Plan - also see Schedule 12.1(q) below.

Medical Plan - currently with Anthem B/C and B/S Century Preferred

Dental Plan - currently with Guardian Life Insurance

Vision Plan - currently with Guardian Life Insurance

Section 125 Plan - currently with Guardian Life Insurance

Life Insurance Plan - currently with Guardian Life Insurance

Supplemental Life Insurance Plan - currently with Guardian Life Insurance

AD&D Plan - currently with Guardian Life Insurance

Short Term Disability Plan - currently with Guardian Life Insurance

Long Term Disability Plan - currently with Guardian Life Insurance

Schedule 12.1(q) — Deferred Compensation Arrangements

Borrower has two stock option plans in place, and has numerous stock option agreements covering options issued under said plans. Borrower has also issued a de minimus amount of stock appreciation rights under the earlier of said plans.

Borrower has a 401(k) plan.

Schedule 12.1(r) – Chief Executive Office

Borrower’s chief executive office is at 3 Berkshire Blvd., Bethel, CT 06801.

Schedule 12.1(s) — Places of Business

Reference is made to Schedule 12.1(r) for Borrower’s chief executive office.

Borrower’s only other places of business are at:

a.	4065 Campbell Ave., Menlo Park, CA 94025, and

b.	4020 Campbell Ave., Menlo Park, CA 94025.

Borrower’s inventory is from time to time located at its customers’ facilities. Borrower also keeps equipment and files not being used, and small amounts of inventory, at offsite locations in each of Bethel and Menlo Park.

Schedule 12.1(x) – Collateral

Reference is made to Section 12.1(l) of the Loan Agreement and Schedule 12.1(l).

Schedule 12.1(y) – Tradenames

None.

Schedule 12.1(aa) – Parent or Subsidiary Corporations

None (except Subsidiaries with no current or anticipated material assets or activities).

Schedule 14.14 — Place of Business; Location of Collateral

Reference is made to Schedule 12.1(s).

Schedule 14.21 — Indebtedness

Indebtedness to equipment suppliers relating to the financing statements set forth on Schedule 12.1(l).

Schedule 14.24 — Loans, Advances, Investments

On June 30, 1998, Borrower was issued a $325,000 promissory note by Automation Electronics, Inc., a Wisconsin corporation (“AEI”), in connection with the sale by Borrower of the UltraValve® product line. The debt evidenced by this note has since been written-off by Borrower, but Borrower still holds the note.

Schedule 14.26 — Sale and Lease of Assets

None.

Schedule 15.1 – Tangible Assets

None.